P R O S P E C T U S

                                 $100,000,000

                               Engle Homes, Inc.

                          9-1/4% Senior Notes due 2008
                                ---------------
     The 9-1/4% Senior Notes due 2008 (the "Senior Notes") are being offered hereby (the "Notes Offering") by Engle Homes, Inc. ("Engle" or the "Company"). Interest on the Senior Notes is payable semi-annually on February 1 and August 1 of each year, commencing August 1, 1998. The Senior Notes mature on February 1, 2008.

     The Senior Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after February 1, 2003 at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption. In addition, at any time on or prior to February 1, 2001, the Company may redeem up to 33% of the aggregate principal amount of the Senior Notes originally issued with the net proceeds of one or more public offerings of its common stock at a redemption price equal to 109.250% of the aggregate principal amount of each Senior Note so redeemed, plus accrued and unpaid interest, if any, to the date of redemption; PROVIDED, HOWEVER, that immediately after giving effect to any such redemption, not less than $66,666,000 principal amount of the Senior Notes remains outstanding.

     In the event of a Change of Control (as defined), the Company is required to offer to repurchase all of the Senior Notes at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. In addition, the Company will be obligated to make an offer to repurchase Senior Notes for cash at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase with the net cash proceeds of certain asset sales and if the Company's Net Worth (as defined) falls below a specified level for two consecutive fiscal quarters.

     The Senior Notes will be general unsecured obligations of the Company, ranking senior in right of payment to all existing and future subordinated indebtedness of the Company and PARI PASSU in right of payment with all existing and future senior indebtedness of the Company; however, the Senior Notes will be effectively subordinated to all secured indebtedness of the Company and the Guarantors to the extent of the value of the assets securing such indebtedness. The Senior Notes will be guaranteed (the "Guarantees"), on a joint and several basis, by all of the Restricted Subsidiaries (as defined) of the Company existing on the closing date of this Notes Offering (collectively, the "Guarantors"). The Guarantees will be general unsecured obligations of the Guarantors, ranking senior in right of payment to all existing and future subordinated indebtedness of the Guarantors and PARI PASSU in right of payment with all existing and future senior indebtedness of the Guarantors; however, the Guarantees will be effectively subordinated to all secured indebtedness of the Guarantors to the extent of the value of the assets securing such indebtedness. As of October 31, 1997, after giving effect to the Offerings (as defined) and the application of the proceeds therefrom as described under "Use of Proceeds" assuming that none of the 1993 Notes (as defined) are converted by the holders into Common Stock on or prior to the date of redemption, the Company and the Guarantors collectively would have had no secured indebtedness outstanding.

     Concurrently with the Notes Offering, the Company is offering shares of its Common Stock by means of a separate prospectus (the "Equity Offering" and together with the Notes Offering, the "Offerings"). The consummation of the Notes Offering and the consummation of the Equity Offering are not conditioned upon each other.

                                 ---------------
 SEE "RISK FACTORS" BEGINNING ON PAGE 10 OF THIS PROSPECTUS FOR A DISCUSSION OF
  CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN EVALUATING AN INVESTMENT IN THE
                                  SENIOR NOTES.
                                 ---------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                               A CRIMINAL OFFENSE.

================================================================================
                                  UNDERWRITING
                    PRICE TO      DISCOUNTS AND   PROCEEDS TO
                   PUBLIC(1)     COMMISSIONS(2)    COMPANY(3)
--------------------------------------------------------------------------------
Per Senior Note     100.000%         2.375%         97.625%
--------------------------------------------------------------------------------
Total              $100,000,000     $2,375,000     $97,625,000
================================================================================
(1) Plus accrued interest, if any, from the date of original issuance.
(2) For information regarding indemnification of the Underwriter, see "Underwriting."
(3) Before deducting expenses estimated at $400,000, which are payable by the Company.

                                ---------------
     The Senior Notes are offered, subject to receipt and acceptance by the Underwriter, to prior sale and to the Underwriters' right to reject any order, in whole or in part, and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the Senior Notes will be made at the offices of Salomon Brothers Inc, 7 World Trade Center, New York, New York or through the facilities of The Depository Trust Company on or about February 2, 1998.

                                ---------------

                              Salomon Smith Barney

January 28, 1998

[Appearing on page 2 and the inside back cover of the Prospectus will be 4 color pictures of homes offered by the Company in several of the Company's markets and a map showing such markets.]

CERTAIN PERSONS PARTICIPATING IN THE OFFERINGS MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES OFFERED HEREBY, INCLUDING OVER-ALLOTMENT, STABILIZING TRANSACTIONS, SYNDICATE SHORT COVERING TRANSACTIONS AND PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                             SAFE HARBOR STATEMENT

     The Company wishes to take advantage of the safe harbor provisions included in the Private Securities Litigation Reform Act of 1995. Accordingly, in addition to historical information, this Prospectus contains certain forward-looking statements, including, but not limited to, statements regarding the Company's future financial performance and financial condition. These statements involve a number of risks and uncertainties. Any forward-looking statements made by the Company herein are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors, including but not limited to, those referred under "Risk Factors" herein.

                              PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE HEREIN. UNLESS THE CONTEXT INDICATES OTHERWISE, THE TERMS "COMPANY" AND "ENGLE" AS USED IN THIS PROSPECTUS REFER TO ENGLE HOMES, INC., ITS PREDECESSORS AND ITS SUBSIDIARIES. FISCAL YEAR REFERENCES ARE TO THE RESPECTIVE FISCAL YEAR ENDED OCTOBER 31.

                                  THE COMPANY

     Engle Homes, Inc. designs, constructs, markets and sells detached single-family residences, townhomes, patio homes and condominiums to entry level and move-up buyers, retirees and second-home, seasonal buyers. Engle operates in nine geographic markets: Broward County, Palm Beach County and Martin County in South Florida; Orlando in Central Florida; Tampa, Sarasota, Naples and Fort Myers on the west coast of Florida; Denver, Colorado; Dallas, Texas; Virginia and Maryland; Raleigh, North Carolina; Phoenix, Arizona; and Atlanta, Georgia. The Company offers a variety of home styles at prices ranging from approximately $80,000 to over $400,000 with an average sales price in fiscal 1997 of approximately $203,000. In addition, the Company operates a mortgage company which provides mortgages primarily to its home buyers in all of its geographic markets and a title company which provides services to its home buyers and third parties in Florida and Denver, Colorado.

     Engle is a leading Florida homebuilder. The Company believes that it is the number two and number four builder of single-family homes in South Florida and Central Florida, respectively, based on revenues from unit closings for the twelve months ended June 30, 1997. Florida is the number one homebuilding state in the United States in terms of total housing starts. In addition, Florida is currently the fourth largest state based upon total population and has consistently ranked among the top four states in population growth over the past seven decades.

     Since 1993, Engle has expanded into eight of the top 20 homebuilding markets in the nation through both start-up operations and the acquisition of a homebuilder in Denver, Colorado. In fiscal 1997, approximately 32% of the Company's revenues from home sales were generated outside of the Florida markets as compared to none in fiscal 1993. Most recently, in fiscal 1997 Engle entered both the Phoenix, Arizona and Atlanta, Georgia markets through start-up operations.

     Over the past five years, the Company's total revenues have grown from $137.4 million in fiscal 1993 to $425.3 million in fiscal 1997, with annual EBITDA (as defined) growing from $15.9 million to $40.3 million over the same period, representing compound annual growth rates of 33% and 26%, respectively. The Company's fiscal 1997 total revenues of $425.3 million and EBITDA of $40.3 million were the highest in the Company's history. The number of homes delivered increased from 797 in fiscal 1993 to 1,992 in fiscal 1997. At the end of fiscal 1997, Engle was marketing homes in 68 communities.

                               BUSINESS STRATEGY

     Engle believes that its success has been due to its market-oriented approach which it applies to each of the following: (i) identifying new markets; (ii) acquiring land; and (iii) diversifying its product offerings and price ranges to appeal to most segments of the home buying public. Engle believes that this strategy enables it to respond more rapidly to changing market conditions.

     EXPAND IN EXISTING AND NEW MARKETS. The Company has successfully expanded its operations through both start-up operations in new and existing markets and the acquisition of a homebuilder in Denver, Colorado. Within its existing markets, the Company believes that it is able to gain greater market share by increasing the number of residential projects, thereby leveraging its existing management structure and enhancing profitability through economies of scale. As part of its strategy to further diversify geographically, the Company continually seeks and evaluates market expansion opportunities, including potential acquisitions of homebuilding companies. The Company seeks to expand into geographic markets with significant single-family home permit activity, substantial job growth, a diversified economy and an availability of strong management with local market expertise. Since its initial public offering in January 1992, the Company has expanded into eight new geographic markets.

     OFFER A BROAD SELECTION OF PRODUCTS. The Company designs its homes to appeal to a wide variety of home buyers, including entry level and move-up buyers, retirees and second-home, seasonal buyers. Accordingly, the Company offers a number of home styles and price ranges at various locations in each market, including golf and waterfront communities in certain markets. Engle's product offerings include semi-custom estate homes, detached single-family residences, townhomes, semi-detached patio-homes/duplexes and condominiums. Management believes that the Company's long-standing policy of product diversification enables it to respond more rapidly to changing market conditions.

     SELECTIVELY ACQUIRE LAND. The Company maintains a land acquisition policy designed to enhance profitability and return on capital while minimizing the risks associated with investments in land. Engle seeks to identify and acquire superior locations in each market and offer a number of communities with diverse products and sales prices. The Company prefers to acquire improved residential lots ready for construction by entering into option contracts, whenever possible, or through outright purchases. The Company also acquires tracts of land that require site improvements prior to the start of home construction. Occasionally, Engle purchases larger parcels of undeveloped land suited for master-planned communities, primarily in South Florida. When acquiring larger parcels, the Company typically contracts to sell portions of improved or unimproved land to other builders as a source of additional revenue thereby reducing the Company's investment. In addition, when economically advantageous to the Company, Engle enters into partnership or joint venture agreements with other major homebuilders to purchase and develop well located parcels of land. The Company generally purchases land only after required zoning entitlements have been obtained.

     MAINTAIN STRINGENT COST CONTROLS. The Company believes that maintaining stringent cost controls is a key factor in achieving profitability. The Company seeks to reduce its costs and risks by (i) obtaining required zoning entitlements prior to purchasing land, (ii) using subcontractors to perform home construction and site improvement work on a fixed price basis, (iii) minimizing inventory of unsold homes, (iv) improving construction cycle time for new homes, (v) using its position as a leading homebuilder to obtain national volume discounts on construction materials and favorable pricing from subcontractors and (vi) maintaining a sophisticated management information system that allows it to monitor homebuilding production, scheduling and budgeting on a daily basis.

     COMMITMENT TO CUSTOMER SATISFACTION. The Company is dedicated to providing customer satisfaction through quality construction and customer service. Divisional managers are responsible for the quality of construction and the level of customer satisfaction in their respective divisions.

     EXPERIENCED MANAGEMENT WITH DECENTRALIZED OPERATING STRUCTURE. To serve the needs of each of its markets, the Company relies upon the expertise of its division managers, each of whom has significant experience in the homebuilding industry. In order to align corporate and divisional profit goals, division managers receive bonuses based on the return on assets of their respective divisions. The division managers benefit from Engle's corporate expertise in sales and marketing, land acquisition, financial services and its centralized accounting department. The Company believes that this interaction between the divisional managers and corporate management provides enhanced operating results.

                              RECENT DEVELOPMENTS

     On October 17, 1997, the Company announced the early redemption of $15.0 million principal amount of its 7% Convertible Subordinated Notes due 2003 (the "1993 Notes"). On November 18, 1997, the Company redeemed $14.6 million aggregate principal amount of the 1993 Notes at a price of 104.2% of the principal amount thereof, plus accrued interest. As a result of such redemption, 1,042,432 shares of Common Stock will be eliminated from consideration in calculating diluted earnings per share after fiscal 1997. An extraordinary charge of approximately $600,000 (net of income tax benefit) will be recorded in the first quarter of fiscal 1998 for the early retirement of the 1993 Notes. Prior to the redemption, $406,000 aggregate principal amount of the 1993 Notes called for redemption were converted by the holders into 28,996 shares of Common Stock and an additional $75,000 aggregate principal amount of the 1993 Notes were converted into 5,357 shares. After November 18, 1997 and prior to the date of this Prospectus, an additional $89,000 principal amount of the 1993 Notes were converted into 6,355 shares of Common Stock. The Company intends to use a portion of the net proceeds of the Equity Offering to fund the redemption of all of the remaining outstanding principal amount of the 1993 Notes which are not converted into Common Stock on or prior to the date of redemption. See "Use of Proceeds" and "Capitalization."

     On January 26, 1998, the Company issued a press release reporting that it expects the number of homes closed during the first quarter of fiscal 1998 to be lower than the first quarter of fiscal 1997 and current analysts' expectations. As a result, the Company expects revenues from home sales and profits from its homebuilding operations to be lower in the first quarter of fiscal 1998 as compared to the first quarter of fiscal 1997 and current analysts' expectations. This decline is primarily attributable to a decreased level of backlog at the beginning of the first quarter of fiscal 1998 and timing differences related to certain of the Company's communities. However, the Company expects fully diluted earnings per share for the first quarter of fiscal 1998 to be slightly above fully diluted earnings per share for the prior year period. The Company also reported that new homes sales contracts have been strong during the first quarter of fiscal 1998 and are expected to increase by more than 30% as compared to the prior year period. As a result, the Company expects that its backlog of new homes under contract at January 31, 1998 will exceed the Company's backlog at January 31, 1997 by 5% to 10%. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations--Overview."

     The Company is currently in discussions with a group of banks to obtain an unsecured revolving credit facility to be used for working capital and general corporate purposes. If obtained, the new facility would be used to replace all of the Company's existing lines of credit, other than its financial services debt.

     The Company has reached a non-binding agreement in principle to acquire substantially all of the assets of a Jacksonville, Florida based homebuilder. The Company believes that this acquisition would complement its existing presence in Florida and further strengthen its position as a leading Florida homebuilder. Pursuant to the proposed acquisition, the Company would pay an aggregate cash purchase price of approximately $7.0 million, depending on the final valuation of the assets being acquired. The assets include approximately 100 lots, 230 lots under option and 35 homes in backlog. In addition, ancillary to consummation of the proposed acquisition, the Company would enter into an option agreement, whereby, at the Company's option, the Company would acquire substantially all of the assets of a related management company on or prior to March 31, 1999 for an aggregate cash purchase price of approximately $4.6 million. Consummation of the proposed acquisition is subject to a number of conditions, including (i) the negotiation and execution of definitive purchase and management agreements, (ii) the Company's satisfactory completion of its due diligence investigation, and (iii) approval by the Company's Board of Directors. Although the Company is in the process of negotiating definitive documentation and conducting its due diligence investigation, there can be no assurance that the proposed acquisition will be consummated.

     The principal executive offices of the Company are located at 123 N.W. 13th Street, Suite 300, Boca Raton, Florida 33432, and its telephone number is
(561) 391-4012.

                              THE NOTES OFFERING

Securities offered.........   $100,000,000 aggregate principal amount of 9-1/4%
                              Senior Notes due 2008 (the "Senior Notes").

Maturity Date..............   February 1, 2008.

Interest Rate and
 Payment Dates..............  The Senior Notes will bear interest at the rate of
                              9.25% per annum. Interest will accrue from the Issue Date (as defined) and will be payable semi-annually on February 1 and August 1 of each year, commencing August 1, 1998.

Optional Redemption........   The Senior Notes will be redeemable at the
                              option of the Company, in whole or in part, at any time on or after February 1, 2003 at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption. In addition, at any time on or prior to February 1, 2001, the Company may redeem up to 33% of the aggregate principal amount of the Senior Notes with the net proceeds of one or more public offerings of its common stock at a redemption price equal to 109.250% of the aggregate principal amount of each Senior Note so redeemed, plus accrued and unpaid interest, if any, to the date of redemption; PROVIDED, HOWEVER, that immediately after giving effect to any such redemption, not less than $66,666,000 principal amount of the Senior Notes remains outstanding.
                              See "Description of the Senior Notes--Optional
                              Redemption."

Offers to Purchase.........   In the event of a Change of Control (as
                              defined), the Company is required to offer to repurchase all of the Senior Notes at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. See "Description of the Senior Notes--Certain Covenants--Change of
                              Control." In addition, the Company will be obligated to make an offer to repurchase Senior
                              Notes for cash at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase with the net cash proceeds of certain asset sales and if the Company's Net Worth (as defined) falls below a specified level for two consecutive fiscal quarters. See "Description of the Senior
                              Notes--Certain Covenants--Maintenance of Net
                              Worth" and "--Limitation on Asset Sales."

Ranking....................   The Senior Notes will be general unsecured
                              obligations of the Company, ranking senior in right of payment to all existing and future subordinated indebtedness of the Company and PARI
                              PASSU in right of payment with all existing and future senior indebtedness of the Company;
                              however, the Senior Notes will be effectively subordinated to all secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness. As of October 31, 1997, after giving effect to the Offerings and the application of the proceeds therefrom as described under "Use of Proceeds" assuming that none of the 1993 Notes are converted into Common Stock on or prior to the date of redemption, the Company and the Guarantors would have had no secured indebtedness outstanding.

Guarantees.................   The Senior Notes will be guaranteed (the
                              "Guarantees"), on a joint and several basis, by all of the Restricted Subsidiaries (as defined) of the Company existing on the closing date of this Notes Offering (collectively, the "Guarantors").
                              The Guarantees will be general unsecured obligations of the Guarantors, ranking senior in right of payment to all existing and future subordinated indebtedness of the Guarantors and PARI PASSU in right of payment with all existing and future senior indebtedness of the Guarantors;
                              however, the Guarantees will be effectively subordinated to all secured indebtedness of the Guarantors to the extent of the value of the assets securing such Indebtedness. See
                              "Description of the Senior Notes--The Guarantees."

Certain Covenants..........   The Indenture (as defined) will impose certain
                              limitations on the ability of the Company and its Restricted Subsidiaries to, among other things, incur additional indebtedness, pay dividends or make certain other restricted payments and investments, consummate certain asset sales, enter into certain transactions with affiliates, redesignate an Unrestricted Subsidiary (as defined) to be a Restricted Subsidiary, designate a Restricted Subsidiary as an Unrestricted
                              Subsidiary, incur liens, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets. The Indenture will also impose limitations on the Company's ability to restrict the ability of its Restricted
                              Subsidiaries to pay dividends or make certain payments to the Company or any of its Restricted
                              Subsidiaries. See "Description of the Senior
                              Notes--Certain Covenants."

Use of Proceeds............   The net proceeds of the Notes Offering are
                              estimated to be approximately $97,225,000. Such net proceeds will be used to repay outstanding amounts under certain of the Company's lines of credit. See "Use of Proceeds."

                              CONCURRENT OFFERING

     Concurrently with the Notes Offering the Company is offering shares of its Common Stock by means of a separate prospectus. The consummation of the Notes Offering and the consummation of the Equity Offering are not conditioned upon each other. The net proceeds of the Equity Offering will be used to redeem the remaining outstanding principal amount of the 1993 Notes which are not converted by the holders into Common Stock on or prior to the date of redemption, to repay outstanding amounts under certain of the Company's lines of credit and any remainder for general corporate purposes. See "Use of Proceeds."

                                 RISK FACTORS

     Investment in the Senior Notes involves certain risks discussed under "Risk Factors" that should be considered by prospective investors.

         SUMMARY HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING DATA

                 (Dollars in thousands, except per share data)

                                                           YEAR ENDED OCTOBER 31,
                                                  -----------------------------------------
                                                    1993          1994          1995
                                                  ------------- ------------- -------------
STATEMENT OF OPERATIONS DATA:
 Home sales  ....................................  $ 133,970     $ 215,716     $ 216,059
 Cost of home sales   ...........................    112,352       183,752       184,888
                                                   ---------     ---------     ---------
  Homebuilding gross profit .....................     21,618        31,964        31,171
                                                   ---------     ---------     ---------
 Land sales  ....................................        611         2,931        20,964
 Cost of land sales   ...........................        498         2,577        17,332
                                                   ---------     ---------     ---------
  Land gross profit   ...........................        113           354         3,632
                                                   ---------     ---------     ---------
 Financial services income, net   ...............        558           898         1,158
 Other income, net ..............................      2,247         1,358         1,573
                                                   ---------     ---------     ---------
  Total gross profit  ...........................     24,536        34,574        37,534
                                                   ---------     ---------     ---------
 Selling, marketing, general and
   administrative expenses  .....................     12,741        19,993        24,466
 Depreciation and amortization ..................      1,677         2,402         3,532
                                                   ---------     ---------     ---------
  Income before income taxes   ..................     10,118        12,179         9,536
 Provision for income taxes .....................      3,820         4,604         3,624
                                                   ---------     ---------     ---------
 Net income(3)  .................................  $   6,298     $   7,575     $   5,912
                                                   =========     =========     =========
 Net income per share--fully diluted(3) .........  $    0.81     $    0.96     $    0.74
 Weighted average number of shares outstanding--
  fully diluted .................................      8,131         8,817         9,132
OTHER FINANCIAL DATA:
 EBITDA(5)   ....................................  $  15,924     $  22,293     $  19,972
 Interest incurred ..............................      4,068         7,183        13,750
 Ratio of EBITDA to interest incurred   .........       3.91x         3.10x         1.45x
 Ratio of homebuilding debt to EBITDA   .........       4.01x         4.46x         7.38x
 Ratio of earnings to fixed charges(6)  .........       3.14x         2.56x         1.18x
SUMMARY OPERATING DATA:
 Units:
  Deliveries ....................................        797         1,225         1,137
  Backlog at end of period  .....................        687           560           804
 Aggregate sales value of backlog ...............  $ 119,491     $ 108,200     $ 161,900
 Average sales price of homes in backlog   ......        174           193           201

                                                                               PRO FORMA
                                                                               AS ADJUSTED
                                                    1996          1997          1997(1)
                                                  ------------- ------------- --------------
STATEMENT OF OPERATIONS DATA:
 Home sales  ....................................  $ 303,972     $ 404,407      $404,407
 Cost of home sales   ...........................    260,651       345,295       344,890
                                                   ---------     ---------      ---------
  Homebuilding gross profit .....................     43,321        59,112        59,517
                                                   ---------     ---------      ---------
 Land sales  ....................................     17,571         7,685         7,685
 Cost of land sales   ...........................     15,589         7,095         7,095
                                                   ---------     ---------      ---------
  Land gross profit   ...........................      1,982           590           590
                                                   ---------     ---------      ---------
 Financial services income, net   ...............      1,796         2,678         3,858
 Other income, net ..............................      1,485         1,513         1,707(2)
                                                   ---------     ---------      ----------
  Total gross profit  ...........................     48,584        63,893        65,672
                                                   ---------     ---------      ----------
 Selling, marketing, general and
   administrative expenses  .....................     31,906        39,620        39,620
 Depreciation and amortization ..................      2,977         2,374         2,517
                                                   ---------     ---------      ----------
  Income before income taxes   ..................     13,701        21,899        23,535
 Provision for income taxes .....................      5,206         8,431         9,061
                                                   ---------     ---------      ----------
 Net income(3)  .................................  $   8,495     $  13,468      $ 14,474
                                                   =========     =========      ==========
 Net income per share--fully diluted(3) .........  $    1.03     $    1.58      $   1.47(4)
 Weighted average number of shares outstanding--
  fully diluted .................................      9,251         9,246         9,844
OTHER FINANCIAL DATA:
 EBITDA(5)   ....................................  $  28,221     $  40,339      $ 41,519
 Interest incurred ..............................     15,272        15,623        15,154
 Ratio of EBITDA to interest incurred   .........       1.85x         2.58x         2.74x
 Ratio of homebuilding debt to EBITDA   .........       5.39x         3.77x         3.37x
 Ratio of earnings to fixed charges(6)  .........       1.63x         2.40x         2.53x
SUMMARY OPERATING DATA:
 Units:
  Deliveries ....................................      1,567         1,992         1,992
  Backlog at end of period  .....................      1,016           869           869
 Aggregate sales value of backlog ...............  $ 210,300     $ 173,989      $173,989
 Average sales price of homes in backlog   ......        207           200           200

                                                      AS OF OCTOBER 31, 1997
                                                    --------------------------
                                                                 PRO FORMA
                                                     ACTUAL    AS ADJUSTED(7)
                                                    ---------- ---------------
BALANCE SHEET DATA:
 Cash .............................................  $ 16,546   $   20,468
 Homebuilding inventories  ........................   230,108      230,108
 Total assets  ....................................   288,412      294,657(8)
 Homebuilding bank credit facilities   ............    82,064           --
 9-1/4% Senior Notes due 2008  ....................        --      100,000
 11-3/4% Senior Notes due 2000 ....................    40,000       40,000
 7% Convertible Subordinated Notes due 2003  ......    30,000           --
  Total homebuilding debt  ........................   152,064      140,000
  Total debt(9)   .................................   166,593      140,000
 Shareholders' equity   ...........................    93,180      126,454

---------------
(1) Pro forma for (i) the redemption on November 18, 1997, of $14,594,000 aggregate principal amount of the 1993 Notes at a price of 104.2% of the principal amount thereof, plus accrued interest, and the conversion of $570,000 aggregate principal amount of the 1993 Notes into 40,708 shares of Common Stock, (ii) the issuance and sale of the Common Stock in the Equity Offering, (iii) the sale of the Senior Notes in the Notes Offering, and (iv) the application of the estimated net proceeds from the Offerings as described under "Use of Proceeds" assuming that none of the 1993 Notes are converted by the holders into Common Stock on or prior to the date of redemption, as if each of these transactions had occurred on November 1, 1996. See "Capitalization." The 1993 Notes are callable at 103.5% of the principal amount thereof as of March 1, 1998 and have a conversion price of $14.00 per share (an effective conversion price, excluding accrued interest, of $14.49). The closing sale price of the Common Stock as reported on the Nasdaq National Market on January 27, 1998, was $13.88.
(2) Interest income at an assumed rate of approximately 5% was computed on the excess funds generated from the Offerings in the amount of approximately $3.9 million after application of the estimated net proceeds therefrom as described under "Use of Proceeds."
(3) Effective November 1, 1993, the Company adopted statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes," which requires an asset and liability method of accounting for income taxes. The Company recorded a benefit of $1,332,000 in the first quarter of fiscal 1994 as a cumulative effect on prior years of this accounting change which has been excluded from the calculation of net income. Additionally, pro forma as adjusted net income and income per share exclude the extraordinary charge of $1,142,000, net of income taxes, or $.12 per share on a fully diluted basis, resulting from the elimination of deferred loan costs and the premium paid in connection with the redemption of $14,594,000 aggregate principal amount of the 1993 Notes on November 18, 1997 and the elimination of deferred loan costs and the premium to be paid in connection with the redemption of the remaining $14,836,000 principal amount of the 1993 Notes.
(4) If all of the remaining $14,836,000 principal amount of the 1993 Notes were to be converted into Common Stock prior to being redeemed with the proceeds of the Equity Offering, pro forma as adjusted fully diluted net income per share for fiscal 1997 would have been $1.37 (excluding the extraordinary charge of $598,000, net of income taxes, or $.05 per share, resulting from the elimination of deferred loan costs and the premium paid in connection with the redemption of $14,594,000 aggregate principal amount of the 1993 Notes on November 18, 1997).
(5) EBITDA is defined as income before income taxes, amortization of capitalized interest expense included in the cost of goods sold, depreciation and other amortization. Pro forma as adjusted EBITDA does not include interest income on the excess funds generated from the Offerings. EBITDA is a widely accepted financial indicator of a company's ability to service debt. However, EBITDA should not be construed as an alternative to operating income or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as an indication of the Company's operating performance or as a measure of liquidity.
(6) Computed by dividing earnings by fixed charges. "Earnings" consist of income from operations before income taxes, plus amortization of previously capitalized interest included in costs of sales and fixed charges, exclusive of capitalized interest. "Fixed charges" consist of interest costs incurred, including capitalized interest costs plus amortization of loan costs and that portion of operating lease rental expense deemed to be representative of interest.
(7) Pro forma for (i) the redemption on November 18, 1997, of $14,594,000 aggregate principal amount of the 1993 Notes at a price of 104.2% of the principal amount thereof, plus accrued interest, and the conversion of $570,000 aggregate principal amount of the 1993 Notes into 40,708 shares of Common Stock, (ii) the issuance and sale of the Common Stock in the Equity Offering, (iii) the sale of the Senior Notes in the Notes Offering, and (iv) the application of the estimated net proceeds from the Offerings as described under "Use of Proceeds" assuming that none of the 1993 Notes are converted by the holders into Common Stock on or prior to the date of redemption. See "Capitalization." The 1993 Notes are callable at 103.5% of the principal amount thereof as of March 1, 1998 and have a conversion price of $14.00 per share (an effective conversion price, excluding accrued interest, of $14.49). The closing sale price of the Common Stock as reported on the Nasdaq National Market on January 27, 1998, was $13.88.
(8) Reflects the estimated professional fees and expenses associated with the Note Offering and the write-off of the unamortized deferred financing costs related to the 1993 Notes. A breakdown of the estimated costs and write-off follows (in thousands):

     Financing fees and debt issuance costs   .................................  $2,375
     Legal and professional fees and other costs ..............................     400
     Write-off of unamortized deferred financing costs (net of income taxes)       (451)
                                                                                 ------
                                                                                 $2,324
                                                                                 ======

(9) Total debt includes financial services debt.

                                 RISK FACTORS

     IN ADDITION TO THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FACTORS SET FORTH BELOW PRIOR TO INVESTING IN THE SENIOR NOTES OFFERED HEREBY.

GENERAL REAL ESTATE, ECONOMIC, INTEREST RATES AND OTHER CONDITIONS

     The homebuilding industry is cyclical and affected by changes in general and local economic and other conditions including employment levels, demographic considerations, availability of financing, interest rate levels, consumer confidence and housing demand. In addition, homebuilders are subject to various risks, many of them outside the control of the homebuilder including competitive overbuilding, availability and cost of building lots, materials and labor, adverse weather conditions which can cause delays in construction schedules, cost overruns, changes in government regulations, and increases in real estate taxes and other local government fees. The Company cannot predict whether interest rates will be at levels attractive to prospective home buyers. If interest rates increase, and in particular mortgage interest rates, the Company's business could be adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Competition and Market Factors."

LEVERAGE; POTENTIAL ADVERSE EFFECT OF INDEBTEDNESS ON FUTURE OPERATIONS

     As of October 31, 1997, after giving effect to (i) the redemption on November 18, 1997, of $14,594,000 aggregate principal amount of the 1993 Notes and the conversion of $570,000 aggregate principal amount of the 1993 Notes,
(ii) the Offerings and (iii) the application of the estimated net proceeds from the Offerings as described under "Use of Proceeds" assuming that none of the 1993 Notes are converted into Common Stock on or prior to the date of redemption, the outstanding indebtedness of the Company would have been $140,000,000 and the Company would have had stockholders' equity of approximately $126,454,000. In addition, subject to restrictions in the indenture (the "1994 Indenture") governing the Company's 11-3/4% Senior Notes due 2000 (the "1994 Notes") and the indenture governing the Senior Notes, the Company may incur additional indebtedness in the future, some of which may be secured. The Company's ability to make required debt service payments in the future will be dependent on the Company's operating results, which are subject to financial, economic and other factors affecting the Company that are beyond its control. No assurance can be given that the Company will be able to make required debt service payments. See "Use of Proceeds" and "Capitalization."

     The degree to which the Company is leveraged could have an adverse impact on the Company, including (i) increased vulnerability to adverse general economic and market conditions, (ii) impaired ability to expand and to respond to increased competition, (iii) impaired ability to obtain additional financing for future working capital, capital expenditures, general corporate or other purposes and (iv) requiring that a significant portion of cash provided by operating activities be used for the payment of debt obligations, thereby reducing funds available for operations and future business opportunities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources" and "Description of Certain Indebtedness."

GEOGRAPHIC CONCENTRATION; RISKS OF EXPANSION

     The Company's operations are situated in South Florida; Central Florida; the west coast of Florida; Denver, Colorado; Dallas, Texas; Virginia and Maryland; Raleigh, North Carolina; Phoenix, Arizona; and Atlanta, Georgia. Adverse general economic conditions in these markets could have a material adverse impact on the operations of the Company. For fiscal 1997, approximately 68% of the Company's housing revenue and a significant portion of the Company's operating income were derived from operations in its Florida markets. The Company's performance could be significantly affected by changes in these markets. The Company expanded into two new geographic markets, Phoenix, Arizona, and Atlanta, Georgia, in fiscal 1997. New markets may prove to be less stable and may involve delays, problems and expenses not typically found by the Company in the existing markets with which it is familiar. See "Business."

LAND DEVELOPMENT ACTIVITIES

     The Company develops land for some of its subdivisions, which occasionally may consist of large tracts of land suited for master-planned communities. Acquiring land and committing the financial and managerial resources to develop such land involve significant risks. Before a subdivision generates any revenue, material expenditures are required for items such as acquiring land and constructing subdivision infrastructure (such as roads and utilities).

SIGNIFICANT VOTING CONTROL BY PRINCIPAL SHAREHOLDERS

     Following the closing of the Equity Offering and assuming that none of the outstanding 1993 Notes have been converted, Alec Engelstein, the Company's Chairman, President and Chief Executive Officer, and Harry Engelstein, the Company's Executive Vice President and Chief Construction Officer, will together beneficially own a total of approximately 36.9% of the outstanding Common Stock (35.4% if the Underwriters' over-allotment option is exercised in full) and together will continue to have significant voting power with respect to the election of the Board of Directors of the Company, and in general, the determination of the outcome of various matters submitted to the shareholders of the Company for approval.

DEPENDENCE ON KEY EXECUTIVES

     The Company is managed by a relatively small number of executive officers. The loss of the services of one or more of these executive officers, particularly Alec Engelstein, the Company's Chairman, President and Chief Executive Officer, could have an adverse effect on the Company's business and operations. See "Management."

HOLDING COMPANY STRUCTURE; FRAUDULENT CONVEYANCE CONCERNS

     The Company is a holding company which derives substantially all of its operating income from its subsidiaries. The Company must rely on dividends and other distributions from its subsidiaries to generate the funds necessary to meet its obligations, including the payment of principal and interest on the Senior Notes. The ability of the Company's subsidiaries to pay such dividends or make such distributions will be subject to, among other things, applicable state laws and, under certain circumstances, restrictions contained in agreements or debt instruments that the Company or its subsidiaries may enter into after the date of the Indenture. All of the subsidiaries of the Company have jointly and severally guaranteed the Senior Notes. In addition, the Senior Notes and the Guarantees will be effectively subordinated to all secured indebtedness of the Company and the Guarantors, respectively, to the extent of the assets securing such indebtedness. As of October 31, 1997, after giving effect to the Offerings and the application of the proceeds therefrom as described under "Use of Proceeds" assuming that all of the 1993 Notes are converted by the holders into Common Stock on or prior to the date of redemption, the Company and the Guarantors collectively would have had no secured indebtedness outstanding.

     The Guarantees may be subject to review under federal or state fraudulent conveyance law. To the extent that a court were to find that (x) a Guarantee was incurred by a Guarantor with intent to hinder, delay, or defraud any present or future creditor, or the Guarantor contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others, or (y) such Guarantor did not receive fair consideration or reasonable equivalent value for issuing its Guarantee and such Guarantor (i) was insolvent, (ii) was rendered insolvent by reason of the issuance of such Guarantee, (iii) was engaged or about to engage in a business or transaction for which the remaining assets of such Guarantor constituted unreasonably small capital to carry on its business, or (iv) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, a court could avoid or subordinate such Guarantee in favor of the Guarantor's creditors. Among other things, a legal challenge of a Guarantee on fraudulent conveyance grounds may focus on the benefits, if any, realized by each Guarantor as a result of the issuance by the Company of the Senior Notes. The measure of insolvency for purposes of the foregoing will vary depending on the law of the jurisdiction being applied. Generally, however, an entity would be considered insolvent if the sum of its debts (including contingent or unliquidated debts) is greater than all its property at a fair valuation or if the present fair saleable value of its assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured. Pursuant to the terms of the Guarantees, the liability of each Guarantor is limited to the maximum amount of indebtedness permitted, at the time of the grant of such Guarantee, to be incurred in compliance with fraudulent conveyance or similar laws.

     To the extent any Guarantee was avoided or subordinated as a fraudulent conveyance, limited as described above, or held unenforceable for any other reason, holders of the Senior Notes would, to such extent, cease to have a claim in respect of such Guarantee and, to such extent, would be creditors solely of the Company and any Guarantor whose Guarantee was not avoided, subordinated, limited, or held unenforceable. In such event, the claims of the holders of the Senior Notes against the issuer of an avoided, subordinated, limited or unenforceable Guarantee would be subject to the prior payment of all liabilities of such Guarantor. There can be no assurance that, after providing for all prior claims, there would be sufficient assets to satisfy the claims of the holders of the Senior Notes.

REPURCHASE OF SENIOR NOTES UPON A CHANGE OF CONTROL

     In the event of a Change of Control, the Company will be required to offer to repurchase all of the outstanding Senior Notes and all of the outstanding 1994 Notes at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date. There can be no assurance that the Company will have sufficient funds available or will be permitted by its other indebtedness agreements to repurchase the Senior Notes and the 1994 Notes upon the occurrence of a Change of Control. The Change of Control purchase feature of the Senior Notes and the 1994 Notes may in certain circumstances make more difficult or discourage a takeover of the Company and, thus, the removal of incumbent management. The Change of Control purchase feature, however, is not the result of management's knowledge of any specific effort to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. See "Description of the Senior Notes--Certain Covenants--Change of Control" and "Description of Certain Indebtedness--The 1994 Notes."

COMPETITION

     The homebuilding industry is highly competitive and fragmented. The Company competes in each of its markets with numerous national, regional and local builders, including some builders with greater financial resources. Builders of new homes compete not only for home buyers, but also for desirable properties, raw materials and skilled subcontractors. The Company also competes for residential sales with individual sales of existing homes and available rental housing. See "Business--Competition and Market Factors."

GOVERNMENTAL REGULATION

     In developing housing communities, the Company must obtain the approval of numerous government authorities regulating such matters as permitted land uses and levels of density, the installation of utility services such as water and waste disposal and the dedication of acreage for open space, parks, schools and other community purposes. Several authorities in Florida and other states have imposed impact fees as a means of defraying the cost of providing certain governmental services to developing areas and the amount of these fees has increased significantly during recent years. Many state laws require the use of specific construction materials which reduce the need for energy-consuming heating and cooling systems. Local governments also, at times, declare moratoriums on the issuance of building permits and impose other restrictions in areas where sewage treatment facilities and other public facilities do not reach minimum standards. The Company is also subject to a variety of Federal, State and local statutes, ordinances, rules and regulations concerning protection of health and the environment. The particular environmental laws which apply to any given community vary greatly according to the community site, the site's environmental conditions and the present and former uses of the site. Prior to consummating the purchase of land, the Company engages independent environmental engineers to evaluate such land for the presence of hazardous or toxic materials, wastes or substances. Such governmental regulation may result in delays, cause the Company to incur substantial compliance and other costs and prohibit or severely restrict development in certain regions or areas, which could have an adverse effect on the Company's business and results of operations. See "Business-- Government Regulation and Environmental Matters."

     To varying degrees, certain permits and approvals will be required to complete the residential developments currently being planned by the Company. The ability of the Company to obtain necessary approvals and permits for these projects is often beyond the Company's control, and could restrict or prevent the development of otherwise desirable property. The length of time necessary to obtain permits and approvals increases the carrying costs of unimproved property acquired for the purpose of development and construction. In addition, the continued effectiveness of permits already granted is subject to factors such as changes in policies, rules and regulations and their interpretation and application.

ABSENCE OF PUBLIC MARKET

     The Senior Notes are a new issue of securities which have no established trading market. It is expected that the Senior Notes will be sold to a limited number of investors. The Company has been advised by the Underwriter that it intends to make a market in the Senior Notes after the consummation of this Offering; however, the Underwriter is not obligated to do so, and any such market-making, if commenced, may be terminated at any time without notice. No assurance can be given as to the liquidity of the trading market, if any, for the Senior Notes.

                                USE OF PROCEEDS

     The net proceeds to the Company from the Notes Offering are estimated to be approximately $97.2 million after deducting the estimated underwriting discounts and offering expenses payable by the Company. The Company intends to use the entire net proceeds of the Notes Offering to repay outstanding amounts under certain of the Company's homebuilding lines of credit (the "Homebuilding Lines of Credit").

     Assuming the Equity Offering, which is expected to occur concurrently with the Notes Offering, is consummated, the net proceeds to the Company from the sale of the shares of Common Stock in the Equity Offering are estimated to be approximately $33.9 million ($39.0 million if the Underwriters' overallotment option is exercised in full), based on the offering price of $13.50 per share and after deducting the estimated underwriting discounts and offering expenses payable by the Company. The Company intends to use up to approximately $15.4 million of the net proceeds of the Equity Offering to fund the redemption of all of the remaining outstanding principal amount of the 1993 Notes which are not converted into Common Stock on or prior to the date of redemption at a price of 103.5% of the principal amount thereof and to use the remaining net proceeds to repay outstanding amounts under the Homebuilding Lines of Credit. To the extent that the 1993 Notes are converted into Common Stock on or prior to the date of redemption, the Company intends to use any remaining net proceeds, first, to repay additional outstanding amounts under the Homebuilding Lines of Credit; second, to repay outstanding amounts under the Company's financial services line of credit (the "Financial Services Line of Credit"); and, any remainder, for general corporate purposes.

     The Homebuilding Lines of Credit bear interest at rates varying from LIBOR plus 3.00% to prime plus .50%, bore a weighted average interest rate of 9.28% per annum during fiscal 1997 and had approximately $112.0 million outstanding at December 31, 1997, of which approximately $19.0 million matures in 1998, approximately $49.4 million matures in 1999, approximately $42.1 million matures in 2000 and approximately $1.4 million matures thereafter. The Financial Services Line of Credit bears interest at a rate of prime minus .25%, bore a weighted average interest rate of 8.125% per annum during fiscal 1997 and had approximately $9.0 million outstanding at December 31, 1997 which matures in April 1998. As of December 31, 1997, after giving effect to the Offerings and the application of the net proceeds therefrom as described above assuming that none of the 1993 Notes are converted into Common Stock on or prior to the date of redemption, no amounts would have been outstanding under the Homebuilding Lines of Credit and approximately $5.3 million would have been outstanding under the Financial Services Line of Credit and approximately $121.0 million and $12.7 million, respectively, would have been available to the Company for additional borrowings thereunder. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and Note 5 to the Company's Consolidated Financial Statements.

                                 CAPITALIZATION

     The following table sets forth (i) the actual capitalization of the Company at October 31, 1997, (ii) the pro forma capitalization of the Company at October 31, 1997, after giving effect to the redemption on November 18, 1997 of $14,594,000 aggregate principal amount of the 1993 Notes at a price of 104.2% of the principal amount thereof, plus accrued interest, and the conversion of $570,000 aggregate principal amount of the 1993 Notes into 40,708 shares of Common Stock, as if such events had occurred on October 31, 1997, and
(iii) the pro forma capitalization of the Company as adjusted to reflect the issuance and sale of the Common Stock in the Equity Offering, the sale of the Senior Notes in the Notes Offering and the application of the estimated net proceeds from the Offerings as described under "Use of Proceeds" assuming that none of the 1993 Notes are converted into Common Stock on or prior to the date of redemption. This table should be read in conjunction with the Company's Consolidated Financial Statements and notes thereto and "Management's Discussion and Analysis of Results of Operations and Financial Condition," each included elsewhere in this Prospectus.

                                                                         AS OF OCTOBER 31, 1997
                                                               -------------------------------------------
                                                                                           PRO FORMA
                                                                ACTUAL      PRO FORMA     AS ADJUSTED
                                                               ----------   -----------   ----------------
                                                                         (AMOUNTS IN THOUSANDS)
Cash  ......................................................   $ 16,546       $ 16,546      $   20,468
                                                               ========      =========      ==========
Debt
 Homebuilding debt
  Bank credit facilities(1)   ..............................   $ 82,064       $ 97,271      $       --
  9-1/4% Senior Notes due 2008   ...........................         --             --         100,000
  11-3/4% Senior Notes due 2000   ..........................     40,000         40,000          40,000
  7% Convertible Subordinated Notes due 2003 ...............     30,000         14,836              --
                                                               --------      ---------      ----------
   Total homebuilding debt .................................    152,064        152,107         140,000
                                                               --------      ---------      ----------
 Financial services debt   .................................     14,529         14,529              --
                                                               --------      ---------      ----------
   Total debt  .............................................    166,593        166,636         140,000(2)
                                                               --------      ---------      ------------
Shareholders' equity
 Common Stock ($.01 par value, 25,000,000 shares authorized;
   6,931,693 actual shares issued and outstanding; 6,972,401
   shares issued and outstanding pro forma; 9,672,401 shares
   issued and outstanding pro forma as adjusted)(3)   ......         69             70              97
 Additional paid-in capital   ..............................     47,852         48,414          82,013
 Retained earnings(4)   ....................................     45,259         44,663          44,344
                                                               --------      ---------      ------------
   Total shareholders' equity ..............................     93,180         93,147         126,454(2)
                                                               --------      ---------      ------------
Total capitalization .......................................   $259,773       $259,783      $  266,454
                                                               ========      =========      ============

----------------
(1) The Company is currently in discussions with a group of banks to obtain an unsecured revolving credit facility to be used for working capital and general corporate purposes. If obtained, the new facility would be used to replace all of the Company's existing lines of credit, other than financial services debt.

(2) If all of the remaining $14,836,000 aggregate principal amount of the 1993 Notes were to be converted into Common Stock prior to being redeemed with the proceeds of the Equity Offering pursuant to the Company's call for redemption, pro forma as adjusted total debt and total shareholders' equity as of October 31, 1997 would have been $140,000,000 and $141,609,000, respectively. After November 18, 1997 and prior to the date of this Prospectus, an additional $89,000 principal amount of the 1993 Notes were converted into 6,355 shares of Common Stock. The 1993 Notes are callable at 103.5% of the principal amount thereof as of March 1, 1998 and have a conversion price of $14.00 per share (an effective conversion price of $14.49). The closing price of the Common Stock on the Nasdaq National Market on January 27, 1998 was $13.88.

(3) Excludes 606,500 shares of Common Stock subject to outstanding options as of October 31, 1997, of which options to purchase 502,000 shares were exercisable on that date.

(4) Pro forma amount includes an adjustment to reflect the extraordinary charge of approximately $600,000, net of income taxes, resulting from the elimination of deferred loan costs and the premium paid in connection with the redemption of $14,594,000 aggregate principal amount of the 1993 Notes on November 18, 1997.

              SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following selected consolidated financial and operating data of the Company were derived from the Company's consolidated financial statements as of and for the years ended October 31, 1993 through 1997 which have been audited by BDO Seidman, LLP, independent certified public accountants. The information presented below should be read in conjunction with the Company's Consolidated Financial Statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus or incorporated by reference herein.

                                                                             YEARS ENDED OCTOBER 31,
                                                      ---------------------------------------------------------------------
                                                        1993          1994          1995          1996          1997
                                                      ------------- ------------- ------------- ------------- -------------
STATEMENT OF OPERATIONS DATA:
Revenues   ..........................................  $ 137,386     $ 224,459     $ 244,528     $ 332,088     $ 425,295
Costs and expenses:
 Cost of sales--homes  ..............................    112,352       183,752       184,888       260,651       345,295
 Cost of sales--land   ..............................        498         2,577        17,332        15,589         7,095
 Selling, marketing, general & administrative  ......     12,741        19,993        24,466        31,906        39,620
 Depreciation & amortization ........................      1,677         2,402         3,532         2,977         2,374
 Financial services .................................          0         3,556         4,774         7,264         9,012
                                                       ---------     ---------     ---------     ---------     ---------
 Total costs and expenses ...........................    127,268       212,280       234,992       318,387       403,396
                                                       ---------     ---------     ---------     ---------     ---------
Income before income taxes   ........................     10,118        12,179         9,536        13,701        21,899
                                                       ---------     ---------     ---------     ---------     ---------
Net income(1) .......................................  $   6,298     $   7,575     $   5,912     $   8,495     $  13,468
                                                       =========     =========     =========     =========     =========
Net income per share
 Primary   ..........................................  $    0.95     $    1.13     $    0.85     $    1.20     $    1.94
 Fully diluted   ....................................       0.81          0.96          0.74          1.03          1.58
Weighted average number of shares outstanding
 Primary   ..........................................      6,650         6,674         6,989         7,108         6,951
 Fully diluted   ....................................      8,131         8,817         9,132         9,251         9,246
Cash dividends   ....................................  $   1,064     $   1,066     $   1,109     $   1,109     $   1,109
OTHER FINANCIAL DATA:
 EBITDA(2) ..........................................  $  15,924     $  22,293     $  19,972     $  28,221     $  40,339
 Interest incurred  .................................      4,068         7,183        13,750        15,272        15,623
 Ratio of EBITDA to interest incurred ...............       3.91x         3.10x         1.45x         1.85x         2.58x
 Ratio of earnings to fixed charges(3)   ............       3.14x         2.56x         1.18x         1.63x         2.40x
SUMMARY OPERATING DATA:
 Units:
  Deliveries  .......................................        797         1,225         1,137         1,567         1,992
  Backlog at end of period   ........................        687           560           804         1,016           869
 Aggregate sales value of backlog  ..................  $ 119,491     $ 108,200     $ 161,900     $ 210,300     $ 173,989
 Average sales price of homes in backlog ............        174           193           201           207           200

                                                          AS OF OCTOBER 31,
                                    -------------------------------------------------------------
                                     1993         1994         1995         1996         1997
                                    ----------   ----------   ----------   ----------   ---------
BALANCE SHEET DATA:
 Cash ...........................    $ 27,326     $ 13,121     $ 13,400     $ 21,700    $16,546
 Homebuilding inventories  ......      88,902      138,428      198,664      220,564    230,108
 Total assets  ..................     143,991      188,913      251,918      284,789    288,412
 Total homebuilding debt   ......      63,794       99,428      147,454      152,117    152,064
 Total debt(4) ..................      66,575      102,341      153,927      165,123    166,593
 Shareholders' equity   .........      58,102       66,303       74,106       81,492     93,180

----------------
(1) Effective November 1, 1993, the Company adopted statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes," which requires an asset and liability method of accounting for income taxes. The Company recorded a benefit of $1,332,000 in the first quarter of fiscal 1994 as a cumulative effect on prior years of this accounting change which has been excluded from the calculation of net income.

(2) EBITDA is defined as operating income before amortization of capitalized interest expense included in the cost of goods sold, depreciation and other amortization. EBITDA is a widely accepted financial indicator of a company's ability to service debt. However, EBITDA should not be construed as an alternative to operating income or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as an indication of the Company's operating performance or as a measure of liquidity.

(3) Computed by dividing earnings by fixed charges. "Earnings" consist of income from operations before income taxes, plus amortization of previously capitalized interest included in costs of sales and fixed charges, exclusive of capitalized interest costs. "Fixed Charges" consist of interest costs incurred, including capitalized interest costs plus amortization of loan costs and that portion of operating lease rental expense deemed to be representative of interest.

(4) Total debt includes financial services debt.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     THE FOLLOWING DISCUSSION OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS IS BASED UPON AND SHOULD BE READ IN CONJUNCTION WITH THE COMPANY'S CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE HEREIN.

OVERVIEW

     GENERAL. The following table sets forth for the years indicated certain items of the Company's Consolidated Financial Statements expressed as a percentage of the Company's total revenues:

                                                                      PERCENTAGE OF TOTAL REVENUES
                                                                         YEAR ENDED OCTOBER 31,
                                                                  ------------------------------------
                                                                   1995         1996         1997
                                                                  ----------   ----------   ----------
Sales of homes ................................................      88.4%        91.5%        95.1%
Sales of land  ................................................       8.6          5.3          1.8
Rent and other ................................................       0.6          0.5          0.4
Financial services income  ....................................       2.4          2.7          2.7
                                                                    -----        -----        -----
  Total  ......................................................     100.0%       100.0%       100.0%
                                                                    =====        =====        =====
Cost of sales--homes ..........................................      75.6         78.5         81.2
Cost of sales--land  ..........................................       7.0          4.7          1.7
Selling, marketing, general and administrative expenses  ......      10.0          9.6          9.3
Income before income taxes ....................................       3.9          4.1          5.1
Net income  ...................................................       2.4          2.6          3.2

     The following tables set forth information relating to homes closed, new sales contracts and sales backlog by operating division for fiscal years 1995, 1996 and 1997.

                                                  YEAR ENDED OCTOBER 31,
                             -----------------------------------------------------------------
                                     1995                   1996                  1997
                             --------------------   --------------------   -------------------
HOMES CLOSED                 CLOSED     PERCENT     CLOSED     PERCENT     CLOSED     PERCENT
--------------------------   --------   ---------   --------   ---------   --------   --------
South Florida ............       513      45.1%         624      39.8%         847      42.4%
Central Florida  .........       244      21.5          343      21.9          386      19.4
West Coast Florida  ......        56       4.9           66       4.2           84       4.2
Dallas, TX ...............        57       5.0          107       6.8          173       8.7
Denver, CO ...............       243      21.4          269      17.2          334      16.8
Virginia/Maryland   ......        18       1.6          102       6.5          103       5.2
Raleigh, NC   ............         6       0.5           56       3.6           64       3.2
Phoenix, AZ   ............        --        --           --        --            1       0.1
                                 ---      ----          ---      ----          ---      ----
Total   ..................     1,137       100%       1,567       100%       1,992       100%
                               =====      ====        =====      ====        =====      ====

                                                  YEAR ENDED OCTOBER 31,
                             -----------------------------------------------------------------
                                     1995                   1996                  1997
                             --------------------   --------------------   -------------------
NEW SALES CONTRACTS           SOLD      DOLLARS      SOLD      DOLLARS      SOLD      DOLLARS
--------------------------   -------   ----------   -------   ----------   -------   ---------
                                                  (DOLLARS IN THOUSANDS)
South Florida ............      698    $139,000        643    $141,200        628     $135,100
Central Florida  .........      268      48,700        378      70,500        365       69,200
West Coast Florida  ......       60      11,700         81      12,200        153       25,400
Dallas, TX ...............       62      12,500        179      30,200        148       23,800
Denver, CO ...............      217      40,500        318      59,600        346       67,800
Virginia/Maryland   ......       41      10,400        111      24,700        110       27,600
Raleigh, NC   ............       35       7,000         69      14,000         37        7,700
Phoenix, AZ   ............        -           -          -           -         58       11,500
                              -----    --------      -----    --------      -----     --------
Total   ..................    1,381    $269,800      1,779    $352,400      1,845     $368,100
                              =====    ========      =====    ========      =====     ========

                                                  YEAR ENDED OCTOBER 31,
                             -----------------------------------------------------------------
                                     1995                   1996                  1997
                             --------------------   --------------------   -------------------
SALES BACKLOG                HOMES      DOLLARS     HOMES      DOLLARS     HOMES      DOLLARS
--------------------------   -------   ----------   -------   ----------   -------   ---------
                                                  (DOLLARS IN THOUSANDS)
South Florida ............     540     $110,800        559    $126,500       340      $ 72,600
Central Florida  .........     130       23,500        165      31,000       144        28,400
West Coast Florida  ......      25        4,900         39       5,800       108        18,000
Dallas, TX ...............      18        3,600         90      14,500        63         9,900
Denver, CO ...............      37        7,300         86      15,700       100        19,400
Virginia/Maryland   ......      25        6,100         34       8,000        41        10,900
Raleigh, NC   ............      29        5,700         43       8,800        16         3,400
Phoenix, AZ   ............       0            0          0           0        57        11,400
                               ---     --------      -----    --------       ---      --------
Total   ..................     804     $161,900      1,016    $210,300       869      $174,000
                               ===     ========      =====    ========       ===      ========

     BACKLOG. Sales of the Company's homes are generally made pursuant to a standard contract which requires a down payment. The contract includes a financing contingency which permits the customer to cancel in the event mortgage financing at prevailing interest rates (including financing arranged by the Company) is unobtainable within a specified period, typically four to six weeks. The Company includes an undelivered home sale in its backlog upon execution of the sales contract and receipt of the down payment. Revenue is recognized only upon the closing and delivery of a home. The Company estimates that the average period between the execution of a purchase agreement for a home and delivery is approximately four to six months.

     As of October 31, 1997, the Company's backlog was $174.0 million (869 contracts) as compared to $210.3 million (1,016 contracts) as of October 31, 1996. Excluding South Florida, the Company's backlog increased to $101.4 million (529 contracts) as of October 31, 1997 from $83.8 million (457 contracts) as of October 31, 1996, an increase of 21% (or 16% based on contracts). The overall decline in the Company's backlog as of October 31, 1997 may lead to fewer closings and correspondingly reduced revenues from home sales in subsequent quarters of fiscal 1998 which may also lead to reduced profits from its homebuilding operations for such quarters. See "Prospectus Summary--Recent Developments."

     The Company believes that the decline in South Florida backlog can be attributed to two primary factors: (i) timing differences between recently completed subdivisions and the opening of new subdivisions, and (ii) the success of its pre-sale contract activity at Pembroke Falls prior to October 31, 1996. As is common practice for large projects, the Company began pre-sale activity at Pembroke Falls prior to October 31, 1996 so that it could begin home construction on that project immediately upon completion of site development.

RESULTS OF OPERATIONS

     YEAR ENDED OCTOBER 31, 1997 COMPARED TO YEAR ENDED OCTOBER 31, 1996.

     The Company's revenues from home sales during fiscal 1997 increased $100.4 million (or 33.0%) compared to fiscal 1996. The number of homes delivered by the Company increased 27.1% (to 1,992 from 1,567) and the average selling price of homes delivered increased 4.6% (to $203,000 from $194,000). The increase of revenues and homes delivered is primarily attributable to a higher percentage of backlog being delivered during fiscal 1997. Management believes that changes in the average selling price of homes delivered from period to period are attributable to discrete factors at each of its subdivisions, including product mix and premium lot availability, and cannot be predicted for future periods with any degree of certainty.

     The Company's revenues from land sales decreased approximately $9.9 million (or 56.3%) during fiscal 1997 as compared to fiscal 1996 primarily as a result of a decrease in commercial and multi-family land sales at Pembroke Falls.

     Cost of home sales increased approximately $84.6 million (or 32.5%) compared to fiscal 1996, primarily due to the related increase in home sales revenues. Cost of home sales as a percentage of home sales decreased to 85.3% from 85.7% as a result of the product mix of homes delivered.

     Cost of land sales decreased approximately $8.5 million (or 54.5%) during fiscal 1997 as compared to fiscal 1996, primarily as a result of the decrease in land sales. Costs of land sales as a percentage of land sales increased to 92.3% from 88.7%, which was primarily attributable to lower margin single family lots available for sale. Margins from land sales at Pembroke Falls in fiscal 1997 were comparable to fiscal 1996.

     The Company's selling, marketing, general and administrative ("S,G&A") expenses increased approximately $7.7 million (or 24.2%) during fiscal 1997 as compared to fiscal 1996, primarily as a result of variable selling costs associated with the greater number of homes closed and an increase in selling expenditures related to an increase in the number of residential subdivisions. S,G&A expenses as a percentage of total revenues decreased from 9.6% in fiscal 1996 to 9.3% in fiscal 1997, primarily due to certain economies of scale.

     Fiscal 1997 income before income taxes increased $8.2 million (or 59.8%) as compared to fiscal 1996, primarily due to the increase in home sales revenues.

     YEAR ENDED OCTOBER 31, 1996 COMPARED TO YEAR ENDED OCTOBER 31, 1995.

     The Company's revenues from home sales during fiscal 1996 increased $87.9 million (or 40.7%) compared to fiscal 1995. The number of homes delivered by the Company increased 37.8% (to 1,567 from 1,137) and the average selling price of homes delivered increased 2.1% (to $194,000 from $190,000). The increase of revenues and homes delivered is primarily attributable to the record backlog of homes under contract at the beginning of fiscal 1996 and improved sales activity in all homebuilding divisions as compared to fiscal 1995. Management believes that changes in the average selling price of homes delivered from period to period are attributable to discrete factors at each of its subdivisions, including product mix and premium lot availability, and cannot be predicted for future periods with any degree of certainty.

     The Company's revenues from land sales decreased approximately $3.4 million (or 16.2%) during fiscal 1996 as compared to fiscal 1995 primarily as a result of a decrease in commercial and multi-family land sales at Pembroke Falls.

     Cost of home sales increased approximately $75.7 million (or 40.9%) compared to fiscal 1995, primarily due to the related increase in home sales revenues. Cost of home sales as a percentage of home sales is consistent with fiscal 1995.

     Cost of land sales decreased approximately $1.7 million (or 10.1%) during fiscal 1996 as compared to fiscal 1995, primarily as a result of the decrease in land sales. Costs of land sales as a percentage of land sales increased to 88.7% from 82.7%, which was primarily attributable to lower margin single family lots available for sale. Margins from land sales at Pembroke falls in fiscal 1996 were comparable to fiscal 1995.

     The Company's S,G&A expenses increased approximately $7.4 million (or 30.4%) during fiscal 1996 as compared to fiscal 1995, primarily as a result of selling costs associated with the greater number of homes closed and an increase in selling expenditures related to an increase in the number of residential subdivisions. S,G&A expenses as a percentage of total revenues decreased from 10.0% in fiscal 1995 to 9.6% in fiscal 1996, primarily due to economies of scale.

     Fiscal 1996 income before income taxes increased $4.2 million (or 43.7%) as compared to fiscal 1995, primarily due to the increase in home sales revenues.

LIQUIDITY AND CAPITAL RESOURCES

      GENERAL. The Company's financing needs depend upon its construction volume, asset turnover and land acquisitions. Prior to the Company's initial public offering, the Company's most significant source of funds were acquisition, development and revolving construction loans provided by financial institutions and seller financing for land purchases. In January 1992, the Company completed an initial public offering of its Common Stock and received net proceeds of approximately $27.3 million. In February 1993, the Company issued an aggregate of $30.0 million principal amount of 7% Convertible Subordinated Notes due 2003 and received net proceeds of approximately $28.7 million. In March 1994, the Company issued an aggregate of $40 million principal amount of 11-3/4% Senior Notes due 2000 and received net proceeds of approximately $38.6 million. The proceeds from these offerings were generally used for repayment of debt, land acquisition and general corporate purposes.

     The Company has two primary credit agreements (the "Agreements") with various lending institutions which at November 13, 1997, provided for a combined $130.0 million collateralized revolving line of credit. Borrowings under these Agreements bear interest at rates ranging from LIBOR plus 2.50% to prime plus .25% at the Company's election. Available borrowings under the Agreements are limited to certain percentages of finished lots, construction costs, land and land under development. The Company is currently in discussions with a group of banks to obtain an unsecured revolving credit facility to be used for working capital and general corporate purposes. If obtained, the new facility would be used to replace all of the Company's existing lines of credit, other than financial services debt.

     At October 31, 1997, the Company had outstanding homebuilding borrowings of approximately $152.1 million, and aggregate available funds of approximately $18.9 million pursuant to various credit lines including the Agreements. The Company believes that funds generated from operations and expected borrowing availability under existing and future bank credit facilities will be sufficient to fund the Company's working capital requirements during fiscal 1998, with the exception of major land acquisitions, if any. For a further description of the Company's borrowings, see Note 5 of the Company's Consolidated Financial Statements.

     On October 17, 1997, the Company announced the early redemption of $15.0 million principal amount of the 1993 Notes. On November 18, 1997, the Company redeemed approximately $14.6 million principal amount of such 1993 Notes and $406,000 principal amount thereof were converted into 28,996 shares of Common Stock. In order to fund this redemption, the Company established a $15.0 million short-term unsecured credit facility. In addition, $75,000 principal amount of the 1993 Notes not previously called for redemption were converted into 5,357 shares on November 18, 1997. After November 18, 1997 and prior to the date of this Prospectus, an additional $89,000 principal amount of the 1993 Notes were converted into 6,355 shares of Common Stock. Following the consummation of the Equity Offering, the Company intends to call for redemption the remaining outstanding principal amount of the 1993 Notes to be funded with a portion of the proceeds of the Equity Offering.

     In addition, Preferred Home Mortgage Company ("PHMC") has a warehouse line of credit of $18.0 million which is guaranteed by the Company. At October 31, 1997 the outstanding balance was $14.5 million to service origination of mortgage loans. The Company expects to increase the warehouse line of credit to $25.0 million to accommodate the potential growth of its mortgage banking operations in fiscal year 1998.

     LAND ACQUISITION AND CONSTRUCTION FINANCING. The Company is continually exploring opportunities to purchase parcels of land for its homebuilding operations and is, at any given time, in various stages of proposing, making offers for, and negotiating the acquisition of various parcels, whether outright or through options. The Company has continued to increase its land development and construction activities in response to current and anticipated demand and expects to pursue additional land acquisition and development opportunities in the future.

     DEBT SERVICE. Scheduled and estimated maturities of the Company's borrowings aggregate approximately $4.4 million during fiscal 1998 and approximately $42.0 million in fiscal 1999. The Company anticipates that it will fund the maturities of its debt and required expenditures relating to its developments primarily with cash flow from operations and existing credit lines, new or renewed credit lines or term loans or selling of equity or debt. See Note 5 to the Company's Consolidated Financial Statements.

     CASH FLOWS. The Company experienced negative cash flows of $2.7 million during fiscal 1997. This is primarily the result of increasing land inventory to meet expected sales demand and site development costs associated with Pembroke Falls. Cash flows required by operating activities decreased $1.1 million in fiscal 1997 as compared to fiscal 1996 primarily due to the increased pace of home deliveries. Cash flows from investing activities decreased by $7.5 million in 1997 primarily due to a reduction in the sales of commercial property. Cash flows from financing activities decreased by $5.4 million primarily due to a decrease in borrowings.

     Management does not anticipate that PHMC's expansion of its operations will significantly impact the Company's liquidity because the mortgages are generally sold within a short period of time after their origination to the Federal National Mortgage Association (FNMA) or other qualified investors. PHMC has established the capability to retain the servicing of loans; however, during fiscal 1997 all servicing rights were sold.

INFLATION

     The Company, as well as the homebuilding industry in general, may be adversely affected during periods of high inflation, primarily because of higher land and construction costs. In addition, higher mortgage interest rates may significantly affect the affordability of permanent mortgage financing to prospective purchasers. Inflation also increases the Company's interest costs and costs of labor and materials. The Company attempts to pass through to its customers any increases in its costs through increased selling prices and, to date, inflation has not had a material adverse effect on the Company's results of operations. However, there is no assurance that inflation will not have a material adverse impact on the Company's future results of operation.

INTEREST RATES

     The Company's operations are interest rate sensitive. Overall housing demand is adversely affected by increases in interest costs. If mortgage interest rates increase significantly, this may negatively impact the ability of a home buyer to secure adequate financing. Such results of higher interest rates may result in adversely affecting the Company's revenues, gross margins and net income.

NEW FASB PRONOUNCEMENTS

     Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share" ("SFAS No. 128"), issued in February 1997, replaces the current methodology for calculating and presenting earnings per share. Under SFAS No. 128, primary earnings per share will be replaced with a presentation of basic earnings per share and fully diluted earnings per share will be replaced with diluted earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to common shares outstanding for the period by the weighted average of common shares outstanding. Diluted earnings per share is computed similarly to fully diluted earnings per share in accordance with the Accounting Principles Board ("APB") Opinion No. 15. The Statement will be effective for financial statements issued by the Company after December 15, 1997. The impact of SFAS No. 128 is not expected to be material.

     SFAS No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"), establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

     SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"), which supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise," establishes standards for the way that public enterprises report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. SFAS No. 131 defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate the resources and in assessing performance.

     Both SFAS No. 130 and No. 131, issued in June 1997, are effective for financial statements for periods beginning December 15, 1997 and require comparative information for earlier years to be restated. Due to the recent issuance of these standards, management has been unable to fully evaluate the impact, if any, they may have on future financial statement disclosures.

                                    BUSINESS

GENERAL

     Engle Homes, Inc. designs, constructs, markets and sells detached single-family residences, townhomes, patio homes and condominiums to entry level and move-up buyers, retirees and second-home, seasonal buyers. Engle operates in nine geographic markets: Broward County, Palm Beach County and Martin County in South Florida; Orlando in Central Florida; Tampa, Sarasota, Naples and Fort Myers on the west coast of Florida; Denver, Colorado; Dallas, Texas; Virginia and Maryland; Raleigh, North Carolina; Phoenix, Arizona; and Atlanta, Georgia. The Company offers a variety of home styles at prices ranging from approximately $80,000 to over $400,000 with an average sales price in fiscal 1997 of approximately $203,000. In addition, the Company operates a mortgage company which provides mortgages primarily to its home buyers in all of its geographic markets and a title company which provides services to its home buyers and third parties in Florida and Denver, Colorado.

     Engle is a leading Florida homebuilder. The Company believes that it is the number two and number four builder of single-family homes in South Florida and Central Florida, respectively, based on revenues from unit closings for the twelve months ended June 30, 1997. Florida is the number one homebuilding state in the United States in terms of total housing starts. In addition, Florida is currently the fourth largest state based upon total population and has consistently ranked among the top four states in population growth over the past seven decades.

     Since 1993, Engle has expanded into eight of the top 20 homebuilding markets in the nation through both start-up operations and the acquisition of a homebuilder in Denver, Colorado. In fiscal 1997, approximately 32% of the Company's revenues from home sales were generated outside of the Florida markets as compared to none in fiscal 1993. Most recently, in fiscal 1997 Engle entered both the Phoenix, Arizona and Atlanta, Georgia markets through start-up operations.

     Over the past five years, the Company's total revenues have grown from $137.4 million in fiscal 1993 to $425.3 million in fiscal 1997, with annual EBITDA growing from $15.9 million to $40.3 million over the same period, representing compound annual growth rates of 33% and 26%, respectively. The Company's fiscal 1997 total revenues of $425.3 million and EBITDA of $40.3 million were the highest in the Company's history. The number of homes delivered increased from 797 in fiscal 1993 to 1,992 in fiscal 1997. At the end of fiscal 1997, Engle was marketing homes in 68 communities.

BUSINESS STRATEGY

     Engle believes that its success has been due to its market-oriented approach which it applies to each of the following: (i) identifying new markets; (ii) acquiring land; and (iii) diversifying its product offerings and price ranges to appeal to most segments of the home buying public. Engle believes that this strategy enables it to respond more rapidly to changing market conditions.

     EXPAND IN EXISTING AND NEW MARKETS. The Company has successfully expanded its operations through both start-up operations in new and existing markets and the acquisition of a homebuilder in Denver, Colorado. Within its existing markets, the Company believes that it is able to gain greater market share by increasing the number of residential projects, thereby leveraging its existing management structure and enhancing profitability through economies of scale. As part of its strategy to further diversify geographically, the Company continually seeks and evaluates market expansion opportunities, including potential acquisitions of homebuilding companies. The Company seeks to expand into geographic markets with significant single-family home permit activity, substantial job growth, a diversified economy and an availability of strong management with local market expertise. Since its initial public offering in January 1992, the Company has expanded into eight new geographic markets.

     OFFER A BROAD SELECTION OF PRODUCTS. The Company designs its homes to appeal to a wide variety of home buyers, including entry level and move-up buyers, retirees and second-home, seasonal buyers.

Accordingly, the Company offers a number of home styles and price ranges at various locations in each market, including golf and waterfront communities in certain markets. Engle's product offerings include semi-custom estate homes, detached single-family residences, townhomes, semi-detached patio-homes/ duplexes and condominiums. Management believes that the Company's long-standing policy of product diversification enables it to respond more rapidly to changing market conditions.

     SELECTIVELY ACQUIRE LAND. The Company maintains a land acquisition policy designed to enhance profitability and return on capital while minimizing the risks associated with investments in land. Engle seeks to identify and acquire superior locations in each market and offer a number of communities with diverse products and sales prices. The Company prefers to acquire improved residential lots ready for construction by entering into option contracts, whenever possible, or through outright purchases. The Company also acquires tracts of land that require site improvements prior to the start of home construction. Occasionally, Engle purchases larger parcels of undeveloped land suited for master-planned communities, primarily in South Florida. When acquiring larger parcels, the Company typically contracts to sell portions of improved or unimproved land to other builders as a source of additional revenue thereby reducing the Company's investment. In addition, when economically advantageous to the Company, Engle enters into partnership or joint venture agreements with other major homebuilders to purchase and develop well located parcels of land. The Company generally purchases land only after required zoning entitlements have been obtained.

     MAINTAIN STRINGENT COST CONTROLS. The Company believes that maintaining stringent cost controls is a key factor in achieving profitability. The Company seeks to reduce its costs and risks by (i) obtaining required zoning entitlements prior to purchasing land, (ii) using subcontractors to perform home construction and site improvement work on a fixed price basis, (iii) minimizing inventory of unsold homes, (iv) improving construction cycle time for new homes, (v) using its position as a leading homebuilder to obtain national volume discounts on construction materials and favorable pricing from subcontractors and (vi) maintaining a sophisticated management information system that allows it to monitor homebuilding production, scheduling and budgeting on a daily basis.

     COMMITMENT TO CUSTOMER SATISFACTION. The Company is dedicated to providing customer satisfaction through quality construction and customer service. Divisional managers are responsible for the quality of construction and the level of customer satisfaction in their respective divisions.

     EXPERIENCED MANAGEMENT WITH DECENTRALIZED OPERATING STRUCTURE. To serve the needs of each of its markets, the Company relies upon the expertise of its division managers, each of whom has significant experience in the homebuilding industry. In order to align corporate and divisional profit goals, division managers receive bonuses based on the return on assets of their respective divisions. The division managers benefit from Engle's corporate expertise in sales and marketing, land acquisition, financial services and its centralized accounting department. The Company believes that this interaction between the divisional managers and corporate management provides enhanced operating results.

LAND ACQUISITION AND DEVELOPMENT

     The Company prefers to acquire improved residential lots ready for construction by entering into option contracts, whenever possible, or through outright purchases. The Company also acquires tracts of land that require site improvements prior to the start of home construction. Occasionally, the Company purchases larger tracts of land with the intention of reselling portions of the tracts to other builders as a source of additional revenue. Specifically, the Company purchased large tracts of land and sold parcels to other builders in connection with the development of its master-planned communities, including Embassy Lakes, North Passage, Lakeside Green and currently, Pembroke Falls. Unlike the Company's more typical subdivision projects, the Company's master-planned communities have involved significantly larger tracts of land, greater planning and site improvement activities and the development of more extensive recreational facilities and related amenities. The Company's master-planned communities normally take five or more years to complete depending on the project's size, economic conditions prevailing at the time and the Company's strategy for the particular project. Engle's more traditional residential developments usually take two to three years to complete.

     Management believes that the Company's Pembroke Falls project exemplifies the opportunities available to the Company when developing master-planned communities. In February 1994, the Company acquired this approximately 1,500 acre parcel located in southwest Broward County, Florida, a rapidly developing housing market. The purchase price for the Pembroke Falls parcel was $25.7 million, or approximately $17,100 per acre. The Company expects to build approximately 2,000 single-family housing units and has sold most of the approximately 222 acres of land zoned for commercial and multi-family use. Through October 31, 1997, approximately $45.4 million in land sales contracts had been written, of which $34.5 million closed through fiscal 1997. Of the remaining $10.9 million in contracts, $8.3 million are binding contracts, and $2.6 million are contingent upon completion of an inspection period during the next ninety days. Management believes that the purchase of this relatively large parcel enabled the Company to obtain desirable land inventory in its South Florida division for future development at a lower cost than if the Company had purchased smaller parcels available for immediate construction of homes.

     The Company's land purchase agreements are typically subject to numerous conditions, including, but not limited to, the Company's ability to obtain necessary zoning and other governmental approvals for the proposed subdivision. During the contingency period, the Company also confirms the availability of utilities, conducts hazardous waste and other environmental analysis, and completes its marketing feasibility studies.

     The Company expends considerable effort in developing a design and marketing concept for each of its subdivisions, which includes determination of size, style and price range of the homes and, in certain projects, layout of streets, layout of individual lots and overall community design. The product line offered in a particular subdivision depends upon many factors, including housing generally available in the area, the needs of the particular market and the Company's costs of lots in the subdivision. The Company, where necessary, undertakes development activities that include government approvals, site planning, engineering, as well as constructing roads, sewer, water and drainage facilities and, where applicable for recreational facilities and other amenities.

     At October 31, 1997, the Company was marketing 14 subdivisions in South Florida; 12 in Central Florida; 10 on the west coast of Florida; 9 in Denver, Colorado; 8 in Dallas, Texas; 8 in Virginia and Maryland; 3 in Raleigh, North Carolina; and 4 in Phoenix, Arizona. As of October 31, 1997, the Company had not yet begun to market any subdivisions in Atlanta, Georgia. The Company's residential real estate inventory at October 31, 1997 was as follows:

                                                                                                LOTS AVAILABLE
                                                     HOMES UNDER CONSTRUCTION               FOR FUTURE CONSTRUCTION
                                              ---------------------------------------   -------------------------------
                                TOTAL LOTS
DIVISION                        AVAILABLE     SOLD(1)     SPECULATIVE(2)     MODELS     SOLD(1)     UNSOLD     OPTIONS
-----------------------------   -----------   ---------   ----------------   --------   ---------   --------   --------
South Florida(3) ............   2,544(4)         182             56              9         158        2,062         77
Central Florida(5)  .........   1,017             61             41             11          83          637        184
West coast Florida(6)  ......   1,706(7)          39             15              7          69        1,179        397
Denver, CO ..................     999             54             50              1          46          405        443
Dallas, TX ..................     816             25             24              4          38          197        528
Virginia and Maryland  ......     291             26             12              7          15          129        102
Raleigh, NC   ...............     270             12              9              1           4          244         --
Phoenix, AZ   ...............     225             18              4             --          39           67         97
                                -----            ---            ---             --         ---        -----      -----
 Total  .....................   7,868            417            211             40         452        4,920      1,828
                                =====            ===            ===             ==         ===        =====      =====

----------------
(1) Under contract, but not delivered. See the discussion of the Company's backlog under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(2) Speculative units are unsold homes that are completed or under construction.

(3) South Florida refers to Broward County, Palm Beach County and Martin
    County.

(4) Includes 1,713 remaining lots in Pembroke Falls.

(5) Central Florida refers to Orlando.

(6) Florida's west coast refers to Tampa, Sarasota, Naples and Fort Myers.

(7) Includes 906 lots in Lake Bernadette in Tampa.

CONSTRUCTION

     The Company acts as the general contractor for the construction of its residential developments. Company employees monitor the construction of each project, participate in all material design and building decisions, coordinate the activities of subcontractors and suppliers, subject their work to quality and cost controls and monitor compliance with zoning and building codes. Subcontractors typically are retained for a specified project pursuant to a contract which obligates the subcontractor to complete construction at a fixed price.

     The Company does not maintain significant inventories of construction materials except for work in process, materials for homes under construction and a limited amount of other construction materials. Generally, the construction materials used in the Company's operations are readily available from numerous sources.

MARKETING AND SALES

     The Company sells its homes primarily through commissioned employees, who typically work from sales offices located at the model homes in each Engle subdivision, as well as through cooperating independent brokers. In all instances, Company personnel are available to assist prospective buyers by providing them with floorplans, price information, tours of model homes and the selection of options and upgrades. Options and upgrades are generally priced to have a positive effect on profit margins. Sales personnel are trained by the Company and attend periodic meetings to be updated on the availability of financing, construction schedules, marketing and advertising plans.

     The Company advertises in newspapers, magazines and on billboards. Engle also uses out-of-state home shows, radio, video tapes, direct mail advertising, special promotional events, illustrated brochures and model homes in its comprehensive marketing program. In addition, Engle maintains a web site on the Internet. The Company also uses a cross-referral program that encourages Company personnel to direct customers to other Engle subdivisions based on the customers' needs.

CUSTOMER SERVICE AND QUALITY CONTROL

     The Company's customer service department is responsible for pre-closing and post-closing customer needs. Prior to closing, a Company employee accompanies the buyer on a home orientation and inspection tour. The Company is continuing with its objective to provide quality construction through on-going training programs to maintain its high quality construction standards. The Company also provides home buyers with a limited warranty program which, in general, provides a home buyer with a one-year warranty on workmanship and building materials and a ten-year structural warranty. In addition, the Company purchases, when required by local or state ordinances, builder liability insurance for major structural defects.

FINANCIAL SERVICES

     The Company's financial services subsidiaries provide mortgage banking and title insurance services. For fiscal 1997, the financial services subsidiaries increased their profitability to $2.7 million, an increase of 49% compared to fiscal 1996.

     MORTGAGE BANKING. In April 1992, the Company established PHMC. PHMC is a full service mortgage banker which arranges financing through the origination of mortgage loans to the Company's home buyers and to a lesser extent third party loans that are not associated with homes built by the Company. PHMC is an approved lender by the Federal National Mortgage Association ("FNMA") to deliver loan origination to FNMA and to other investors and to service such loans.

     During fiscal 1997, PHMC originated and sold approximately $138.0 million in mortgage loans (including servicing rights), representing a significant portion of the Company's home buyers that requested mortgage financing. Substantially all of PHMC's revenues are derived from mortgages on homes built by Engle. At October 31, 1997, PHMC was originating mortgages in substantially all Engle homebuilding divisions.

     PHMC must comply with various federal and state laws and consumer credit rules and regulations in connection with its mortgage lending activities. In addition, the mortgage banking industry in the United States is highly competitive. PHMC competes with other mortgage companies and financial institutions to provide mortgage financing to both the Company's customers as well as the general public.

     TITLE SERVICES. In September 1992, the Company purchased all the outstanding common stock of the Title Store, Inc. In May 1994, the Company acquired all the capital stock of Universal Land Title, Inc. ("ULT"), a company that sells, but does not underwrite, title policies and simultaneously merged with the Title Store, Inc. to form one company. ULT currently provides title services to the Company's home buyers in Florida and Denver, Colorado, as well as third parties. At October 31, 1997, ULT was operating 15 offices in Florida and four offices in Denver, Colorado.

GOVERNMENT REGULATION AND ENVIRONMENTAL MATTERS

     In developing housing communities, the Company must obtain the approval of numerous government authorities regulating such matters as permitted land uses and levels of density, the installation of utility services such as water and waste disposal and the dedication of acreage for open space, parks, schools and other community purposes. Several authorities in Florida and other states have imposed impact fees as a means of defraying the cost of providing certain governmental services to developing areas and the amount of these fees has increased significantly during recent years. Many state laws require the use of specific construction materials which reduce the need for energy-consuming heating and cooling systems. Local governments also, at times, declare moratoriums on the issuance of building permits and impose other restrictions in areas where sewage treatment facilities and other public facilities do not reach minimum standards. To date, the governmental approval processes and the restrictive zoning and moratoriums discussed above have not had a material adverse effect on the Company's development activities. However, there is no assurance that these and other restrictions will not adversely affect the Company in the future. The Company is also subject to a variety of Federal, State and local statutes, ordinances, rules and regulations concerning protection of health and the environment. The particular environmental laws which apply to any given community vary greatly according to the community site, the site's environmental conditions and the present and former uses of the site. These environmental laws may result in delays, cause the Company to incur substantial compliance and other costs and prohibit or severely restrict development in certain environmentally sensitive regions or areas. Prior to consummating the purchase of land, the Company engages independent environmental engineers to evaluate such land for the presence of hazardous or toxic materials, wastes or substances. The Company has not been materially affected to date by the presence or potential presence of such materials.

     To varying degrees, certain permits and approvals will be required to complete the residential developments currently being planned by the Company. The ability of the Company to obtain necessary approvals and permits for these projects is often beyond the Company's control, and could restrict or prevent the development of otherwise desirable property. The length of time necessary to obtain permits and approvals increases the carrying costs of unimproved property acquired for the purpose of development and construction. In addition, the continued effectiveness of permits already granted is subject to factors such as changes in policies, rules and regulations and their interpretation and application. To minimize these risks, the Company generally restricts land purchases to tracts that have zoning entitlements.

     In recent years, regulation by Federal and state authorities relating to the sale and advertising of residential real estate has also become more restrictive. In order to advertise and sell condominiums and other residential real estate in many jurisdictions, the Company has been required to prepare registration statements or other disclosure documents and, in some cases, to file such materials with designated regulatory agencies.

COMPETITION AND MARKET FACTORS

     The development and sale of residential properties is highly competitive and fragmented. The Company competes in each of its markets with numerous national, regional and local builders, including some builders with greater financial resources. Builders of new homes compete not only for home buyers, but also for desirable properties, raw materials and skilled subcontractors. The Company also competes for residential sales with individual sales of existing homes and available rental housing.

     The housing industry is cyclical and affected by consumer confidence levels, prevailing economic conditions generally and, in particular, by interest rate levels. A variety of other factors affect the housing industry and demand for new homes, including the availability of labor and materials and increases in the costs thereof, changes in costs associated with home ownership such as increases in property taxes and energy costs, changes in consumer preferences, demographic trends and the availability of and changes in mortgage financing programs.

EMPLOYEES

     At October 31, 1997, the Company employed approximately 544 persons, including sales and marketing personnel, executive, administrative and clerical personnel, construction employees and financial services personnel.

     Although none of the Company's employees are covered by collective bargaining agreements, certain of the subcontractors which the Company engages are represented by labor unions or are subject to collective bargaining agreements. The Company believes that its relations with its employees and subcontractors are good.

PROPERTIES

     The Company's corporate office is located at 123 N.W. 13th Street, Suite 300, Boca Raton, Florida 33432, where the Company leases 9,356 square feet of office space for a term expiring in August 2006. Engle's building divisions, PHMC and ULT branch operations lease additional office space at various locations for their day-to-day operations. Management believes that the current leased offices are adequate for its needs for the foreseeable future. See Note 3 of Notes to Consolidated Financial Statements for discussion of sale of commercial properties.

LEGAL PROCEEDINGS

     The Company is involved from time to time in litigation arising in the ordinary course of business, none of which is expected to have a material adverse effect on the Company's consolidated financial position or results of operations.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information as of December 17, 1997, regarding each of the Company's executive officers, directors and other key employees:

NAME                               AGE    POSITION WITH COMPANY
-------------------------------   -----   ---------------------------------------------
Alec Engelstein ...............   67      Chairman of the Board, President and
                                            Chief Executive Officer
Harry Engelstein   ............   62      Executive Vice President, Chief Construction
                                            Officer and Director
John A. Kraynick   ............   42      Senior Vice President and Director
Lawrence R. Shawe  ............   42      Vice President--Sales and Marketing
David Shapiro   ...............   42      Vice President--Finance, Chief Financial
                                            Officer and Director
Paul M. Leikert ...............   41      Vice President--Chief Accounting Officer
Henry H. Fishkind, Ph.D  ......   48      Director
Ronald J. Korn  ...............   57      Director
Alan L. Shulman ...............   65      Director

     ALEC ENGELSTEIN, a co-founder and Chairman of the Board of the Company, has served as its President and Chief Executive Officer since its organization in August 1982. Alec Engelstein has over 35 years of experience in the homebuilding industry and has been actively engaged as a homebuilder in southeast Florida since 1969.

     HARRY ENGELSTEIN, a co-founder and director of the Company and Alec Engelstein's brother, has served as Executive Vice President and Chief Construction Officer since the Company's inception in August 1982. Harry Engelstein has over 30 years of experience in home construction.

     JOHN A. KRAYNICK has served as a Vice President of the Company since August 1986 and was appointed Senior Vice President in July 1991. Mr. Kraynick is responsible for administrative matters and coordinating the Company's compliance with Federal, state and local regulatory requirements. Mr. Kraynick has over 19 years of experience in the homebuilding industry.

     LAWRENCE R. SHAWE has served as the Company's Vice President--Sales and Marketing since April 1986. Mr. Shawe joined the Company in April 1984 and since such time has been responsible for the Company's sales and marketing efforts. Mr. Shawe has over 17 years of experience in the homebuilding industry.

     DAVID SHAPIRO joined the Company in June 1991, has served as the Company's Chief Financial Officer since July 1991, was appointed Vice President--Finance in October 1991 and was appointed as a director on December 17, 1997. From January 1986 until June 1991, he served as vice president of a privately held retail clothing company located in West Palm Beach, Florida. David Shapiro is Alec Engelstein's son-in-law.

     PAUL M. LEIKERT joined the Company in 1992 and has served as the Vice President--Chief Accounting Officer since March 1994. Mr. Leikert is a certified public accountant and has over 13 years of experience in the homebuilding industry.

     HENRY H. FISHKIND, PH.D., has served as a director of the Company since October 1991 and is a member of the Compensation and Audit Committees of the Board of Directors. Dr. Fishkind has served as President of Fishkind & Associates, Inc., an economic and financing consulting firm based in Orlando, Florida, since 1988. From January 1984 until December 1987, Dr. Fishkind served as president of M.G. Lewis Econometrics, Inc., the research subsidiary of an investment banking firm based in Winter Park, Florida. Dr. Fishkind also serves as editor of Econocast, a quarterly economic forecast, since 1984, and as a director of Summit Properties.

     RONALD J. KORN, chairman of the Compensation and Audit Committees of the Board of Directors, has served as a director of the Company since October 1991. Since July 1991, Mr. Korn has served as President of Ronald Korn Consulting, a business consulting firm, and as Chairman of the Board of Carole Korn Interiors, Inc., an interior design firm. From August 1985 until June 1991, Mr. Korn served as the managing partner of the Miami office of KPMG Peat Marwick, a nationally recognized firm of independent public accountants. Mr. Korn also serves as a director of Vacation Break USA, Inc., which develops, markets, operates and finances vacation ownership interests in premium resort properties and as a director of Magicworks Entertainment, Inc., which produces, manages, promotes and merchandises live entertainment.

     ALAN L. SHULMAN was appointed as a director of the Company on December 17, 1997. Mr. Shulman is currently a private investor. Mr. Shulman served on the board of directors of Island National Bank in Palm Beach, Florida from its inception in 1989 until April 1, 1997 and currently serves on the board of directors of CV Reit, Inc., a New York Stock Exchange listed company.

     There are no arrangements or understandings with respect to the selection of officers or directors.

                        DESCRIPTION OF THE SENIOR NOTES

     The Senior Notes offered hereby are to be issued under an Indenture, dated as of February 2, 1998 (the "Indenture"), among the Company, the Guarantors and American Stock Transfer & Trust Company, as Trustee (the "Trustee"), a copy of which is an exhibit to the Registration Statement of which this Prospectus is a part. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture, including the definitions therein of certain terms. For purposes of this Description of the Senior Notes and the Indenture, references to the "Company" include only the Company and not its subsidiaries.

GENERAL

     The Senior Notes will be limited to $100,000,000 aggregate principal amount. The Senior Notes will mature on February 1, 2008. The Senior Notes will bear interest from the date of issuance, or from the most recent date to which interest has been paid or provided for, at the rate stated on the cover page hereof, payable in arrears on February 1 and August 1 of each year, commencing August 1, 1998, to the persons in whose names the Senior Notes are registered at the close of business on the immediately preceding January 15 and July 15, respectively. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

     The Senior Notes will be general unsecured obligations of the Company, ranking senior in right of payment to all existing and future subordinated indebtedness of the Company and pari passu in right of payment with all existing and future senior indebtedness of the Company; however, the Senior Notes will be effectively subordinated to all secured indebtedness of the Company and the Guarantors to the extent of the value of the assets securing such indebtedness. As of October 31, 1997, after giving effect to the Offerings and the application of the proceeds therefrom as described under "Use of Proceeds" assuming that none of the 1993 Notes are converted by the holders into Common Stock on or prior to the date of redemption, the Company and the Guarantors would have had no secured indebtedness outstanding. See "Risk Factors--Holding Company Structure; Fraudulent Conveyance Concerns," and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

     Principal and premium, if any, and interest on the Senior Notes are to be payable, and the Senior Notes offered hereby will be exchangeable and transfers thereof will be registrable, at the offices of the Company's agent maintained for such purposes in The City of New York; provided that payment of interest may, at the option of the Company, be made by check mailed to a holder at his registered address.

     The Senior Notes offered hereby will be issued only in fully registered form without coupons, in denominations of $1,000 and any integral multiple thereof. The Senior Notes are exchangeable and transfers thereof will be registered without charge therefor, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

THE GUARANTEES

     Each of the Guarantors will (so long as they remain Subsidiaries of the Company) unconditionally guarantee (each a "Guarantee") on a joint and several basis all of the Company's obligations under the Senior Notes, including its obligations to pay principal, premium, if any, and interest with respect to the Senior Notes. The Guarantees will be general unsecured obligations of the Guarantors, ranking senior in right of payment to all existing and future subordinated indebtedness of the Guarantors and pari passu in right of payment with all existing and future senior indebtedness of the Guarantors; however, the Guarantees will be effectively subordinated to all secured indebtedness of the Guarantors to the extent of the value of the assets securing such indebtedness. See "Risk Factors--Holding Company Structure; Fraudulent Conveyance Concerns." Except as provided in "Certain Covenants" below, the Company is not restricted from selling or otherwise disposing of any of the Guarantors.

     The Indenture will provide that each Restricted Subsidiary (other than, in the Company's discretion, any Restricted Subsidiary the assets of which have a book value of not more than $1,000,000) will be a Guarantor.

     The Indenture provides that if all or substantially all of the assets of any Guarantor or all of the capital stock of any Guarantor is sold (including by issuance or otherwise) by the Company or any of its Subsidiaries in a transaction constituting an Asset Sale, and if the Net Proceeds from such Asset Sale are used in accordance with the covenant "Limitation on Asset Sales," then such Guarantor (in the event of a sale or other disposition of all of the capital stock of such Guarantor) or the corporation acquiring such assets (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) shall be released and discharged of its Guarantee obligations.

OPTIONAL REDEMPTION

     The Senior Notes are redeemable at the option of the Company, in whole or in part (in any integral multiple of $1,000), at any time on or after February 1, 2003, on not less than 30 days nor more than 60 days notice mailed to the registered holders thereof at their last registered addresses, at the following redemption prices (expressed as percentages of the principal amount thereof), plus accrued and unpaid interest, if any, to the redemption date, if redeemed during the twelve-month period beginning on February 1, of the year listed below:

YEAR                                  PERCENTAGE
-----------------------------------   -----------
        2003  .....................    104.625%
        2004  .....................    103.083%
        2005  .....................    101.542%
        2006 and thereafter  ......    100.000%

     In addition, if the Company consummates one or more public offerings of its Common Stock subsequent to the date of this Prospectus and on or prior to February 1, 2001, the Company may, at its option, redeem up to 33% of the original principal amount of the Senior Notes with the net proceeds of such offerings at 109.250% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date; provided, however, that immediately after giving effect to any such redemption not less than $66,666,000 principal amount of the Senior Notes remains outstanding.

     If less than all of the Senior Notes are to be redeemed, the Trustee will select the particular Senior Notes (or the portions thereof) to be redeemed either by lot, pro rata or by such other method as the Trustee shall deem fair and appropriate, but in any such event, in such manner as complies with applicable legal and stock exchange requirements. On or after the redemption date, interest will cease to accrue on the Senior Notes or portions thereof called for redemption.

CERTAIN COVENANTS

  CHANGE OF CONTROL.

     In the event of a Change of Control (as defined below), each holder of Senior Notes shall have the right upon receipt of a Change of Control Notice (as defined below), at such holder's option, to require the Company to repurchase all of such holder's Senior Notes, or a portion thereof which is $1,000 or any integral multiple thereof, on the date (the "Change of Control Repurchase Date") that is 45 days after the date of the Change of Control Notice at a price equal to 101% of the principal amount thereof, plus accrued interest to the Change of Control Repurchase Date.

     Within 30 days after the occurrence of a Change of Control, the Company or, at the request of the Company, the Trustee, shall deliver to all holders of record of the Senior Notes a notice (the "Change of Control Notice") of the occurrence of such Change of Control and of the repurchase right arising as a result thereof. The Company shall deliver a copy of the Change of Control Notice to the Trustee. To exercise the repurchase right, on or before the 30th day after the date of the Change of Control Notice, holders of Senior Notes must deliver written notice to the Company (or an agent designated by the Company for such purposes) of the holder's exercise of such right, together with the Senior Notes with respect to which the right is being exercised, duly endorsed for transfer. Such written notice shall be irrevocable.

     The right to require the repurchase of Senior Notes shall not continue after a discharge of the Company from its obligations under the Senior Notes and the Indenture with respect to the Senior Notes in accordance with the Indenture as described under "--Defeasance" below.

     If the Change of Control Repurchase Date is between a regular record date for the payment of interest and the next succeeding interest payment date, any Senior Note to be repurchased must be accompanied by funds equal to the interest payable on such succeeding interest payment date on the principal amount to be repurchased (unless such Senior Note shall have been called for redemption, in which case no such payment shall be required), and the interest on the principal amount of the Senior Note being repurchased will be paid on such next succeeding interest payment date to the registered holder of such Senior Note on the immediately preceding record date. A Senior Note repurchased on an interest payment date need not be accompanied by any payment, and the interest on the principal amount of the Senior Note being repurchased will be paid on such interest payment date to the registered holder of such Senior Note on the immediately preceding record date.

     As used herein, a "Change of Control" of the Company means the occurrence of any of the following events: (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding the Permitted Holders (as defined below), is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately, after the passage of time, upon the happening of an event or otherwise), directly or indirectly, of more than 50% of the total Voting Stock (as defined below) of the Company; but only if the Permitted Holders do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company; (b) the Company consolidates with, or merges with or into, another Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where immediately after such transaction no "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding the Permitted Holders, is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately, after the passage of time, upon the happening of an event or otherwise), directly or indirectly, of more than 50% of the total Voting Stock of the surviving or transferee corporation; but only if the Permitted Holders do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company; (c) at any time during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or (d) the Company is liquidated or dissolved or adopts a plan of liquidation. "Permitted Holders" shall mean Alec Engelstein and Harry Engelstein and their respective estates, affiliates and associates (as such terms are defined in the Securities Act). "Voting Stock" shall mean, with respect to any Person, capital stock of any class or kind normally entitled to vote in the election of the board of directors or other governing body of such Person.

     If any repurchase pursuant to the foregoing provisions constitutes a tender offer as defined under the Exchange Act, the Company will comply with the requirements of Rule l4e-1 and any other tender offer rules under the Exchange Act which then may be applicable. The Company could, in the future, enter into certain significant transactions that would not constitute a Change of Control with respect to the Change of Control purchase feature of the Senior Notes. The Change of Control purchase feature of the Senior Notes may in certain circumstances make more difficult or discourage a takeover of the Company and, thus, the removal of incumbent management. The Change of Control purchase feature, however, is not the result of management's knowledge of any specific effort to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions.

     The meaning of the phrase "all or substantially all" as used in the Indenture in the definition of "Change of Control" with respect to a sale of assets varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under relevant law and is subject to judicial interpretation. Accordingly, in certain circumstances, there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Company, and therefore it may be unclear whether a Change of Control has occurred and whether the Senior Notes are subject to a Change of Control Offer.

  MAINTENANCE OF NET WORTH.

     In the event that the Company's Net Worth at the end of each of any two consecutive fiscal quarters (the last day of such second fiscal quarter being referred to as the "Trigger Date") is less than $35,000,000 (the "Minimum Net Worth"), then the Company shall make an offer to all holders (a "Net Worth Offer") to acquire on a pro rata basis on the date (the "Net Worth Repurchase Date") that is 45 days following the date of the Net Worth Notice (as defined below), Senior Notes in an aggregate principal amount equal to 10% of the initial outstanding principal amount of the Senior Notes (or if less than 10% of the initial aggregate principal amount of the Senior Notes issued are then outstanding, all the Senior Notes outstanding at the time) (the "Net Worth Offer Amount") at a purchase price of 100% of the principal amount thereof, plus accrued interest to the Net Worth Repurchase Date (the "Net Worth Price"). The Company may credit against the Net Worth Offer Amount the principal amount of Senior Notes acquired by the Company prior to the Trigger Date through purchase, optional redemption or exchange. The Company, however, may not credit a specific Note in more than one Net Worth Offer. In no event shall the failure to meet the Minimum Net Worth at the end of any fiscal quarter be counted toward the making of more than one Net Worth Offer. The Company shall notify the Trustee promptly after the occurrence of any of the events specified in this provision and shall notify the Trustee in writing if its Net Worth is equal to or less than the Minimum Net Worth for any fiscal quarter.

     Within 30 days after the Trigger Date, the Company, or, at the request of the Company, the Trustee, shall give notice of the Net Worth Offer to each holder (the "Net Worth Notice"). To accept a Net Worth Offer a holder shall deliver to the Company (or to a Paying Agent designated by the Company for such purpose), on or before the 30th day after the date of the Net Worth Notice, a written notice of the holder's acceptance of such offer, together with the Senior Notes with respect to which the offer is being accepted, duly endorsed for transfer to the Company. Such written notice may be withdrawn upon further written notice delivered to the Trustee on or prior to the third day preceding the Net Worth Repurchase Date.

     If the Net Worth Repurchase Date is between a regular record date for the payment of interest and the next succeeding interest payment date, any Senior Note to be repurchased must be accompanied by funds equal to the interest payable on such succeeding interest payment date on the principal amount to be repurchased (unless such Senior Note shall have been called for redemption, in which case no such payment shall be required), and the interest on the principal amount of the Senior Note being repurchased will be paid on such next succeeding interest payment date to the registered holder of such Senior Note on the immediately preceding record date. A Senior Note repurchased on an interest payment date need not be accompanied by any payment, and the interest on the principal amount of the Senior Note being repurchased will be paid on such interest payment date to the registered holder of such Senior Note on the immediately preceding record date.

     If any repurchase pursuant to the foregoing provisions constitutes a tender offer as defined under the Exchange Act, the Company will comply with the requirements of Rule l4e-1 and any other tender offer rules under the Exchange Act which then may be applicable.

  LIMITATION ON DEBT.

     The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee or otherwise become liable for ("Incur") any Debt, except Permitted Debt. "Permitted Debt" means (a) Debt evidenced by the Senior Notes and the Guarantees, (b) Debt Incurred by the Company or any Guarantor under or in respect of a Bank Facility (including any guarantees related thereto) for working capital or other corporate purposes or evidenced by letters of credit; provided that the aggregate amount of all such Debt outstanding at any time pursuant to this clause (b) may not exceed $140,000,000, (c) Debt Incurred under a Warehouse Facility; provided that the amount of such Debt (including funding drafts issued thereunder) outstanding at any time pursuant to this clause (c) guaranteed by the Company or a Restricted Subsidiary may not exceed the value of the Mortgages pledged to secure Debt thereunder, (d) Debt of the Company to any Guarantor or of any Restricted Subsidiary of the Company to the Company or to any Guarantor, (e) Existing Debt (without duplication of Debt indicated under clauses (a)-(d) above) of the Company and its Restricted Subsidiaries other than Debt to be repaid from the proceeds of the sale of the Senior Notes, (f) Non-Recourse Debt, (g) Debt in respect of performance, completion, guarantee, surety and similar bonds or banker's acceptances provided by the Company or any of its Restricted Subsidiaries in the ordinary course of business, (h) additional Debt of the Company or any Guarantor in an amount not to exceed $7,500,000 at any time outstanding, (i) Debt referred to in the definition of Interest Rate Protection Agreement, (j) Purchase Money Obligations incurred in the ordinary course of business in an amount not exceeding $5,000,000 at any time outstanding, and (k) Refinancing Debt.

     Notwithstanding the foregoing, and subject to the immediately succeeding paragraph, the Company and the Guarantors may Incur Debt if, at the time such Debt is so Incurred and after giving effect thereto and the application of the proceeds therefrom, the Company's Coverage Ratio shall not be less than 2.0 to 1.0.

     The Company shall not, and the Company will not cause or permit any Guarantor to, directly or indirectly, Incur any Debt that purports to be by its terms (or by the terms of any agreement governing such Debt) subordinated to any other Debt of the Company or of such Guarantor, as the case may be, unless such Debt is also by its terms (or by the terms of any agreement governing such Debt) made expressly subordinated to the Senior Notes or the Guarantee of such Guarantor, as the case may be, to the same extent and in the same manner as such Debt is subordinated to such other Debt.

  LIMITATION ON RESTRICTED PAYMENTS.

     The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment, if, after giving effect thereto (a) an Event of Default, or an event that through the passage of time or the giving of notice, or both, would become an Event of Default, shall have occurred and be continuing, or (b) the Company would be unable to incur $1.00 of additional Debt under the second paragraph set forth under the caption "Limitation on Debt," or (c) the aggregate amount of all Restricted Payments made by the Company and its Restricted Subsidiaries (the amount expended or distributed for such purposes, if other than cash, to be determined in good faith by the board of directors of the Company) from and after the Issue Date shall exceed the sum of (i) the aggregate of 50% of the Consolidated Net Income of the Company accrued for the period (taken as one accounting period) commencing with February 1, 1998 to and including the first full month ended immediately prior to the date of such calculation (or, in the event Consolidated Net Income is a deficit, then minus 100% of such deficit),
(ii) the aggregate net proceeds (the amount of such proceeds, if other than cash, to be determined in good faith by the board of directors of the Company) received by the Company from the issuance or sale (other than to a Subsidiary of the Company) of its capital stock (other than Redeemable Stock), including the principal amount of any of the Convertible Notes outstanding on the Issue Date and any other convertible or exchangeable notes issued after the Issue Date or other convertible or exchangeable securities issued after the Issue Date, in any such case to the extent such principal amount is converted or exchanged into capital stock from and after the Issue Date, and options, warrants and rights to purchase its capital stock (other than Redeemable Stock); PROVIDED that the net proceeds received by the Company from the Equity Offering shall be excluded from this clause (ii), (iii) in the case of the disposition or repayment of any Investment constituting a Restricted Payment made after the Issue Date (excluding any Investment described in clause (4) of the following paragraph, but including upon the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary), an amount equal to the lesser of the return of capital with respect to such Investment and the cost of such Investment, in either case, reduced (but not below zero) by the excess, if any, of the cost of the disposition of such Investment over the gain, if any, realized by the Company or such Restricted Subsidiary in respect of such disposition of such Investment and (iv) $5,000,000.

     The foregoing paragraph will not prevent: (1) the payment of any dividend within 60 days after the date of its declaration if such dividend could have been made on the date of its declaration in compliance with the foregoing provisions; (2) so long as no Default or Event of Default shall have occurred and be continuing, the redemption, repurchase or other acquisition or retirement of any shares of any class of capital stock of the Company or any Subsidiary of the Company in exchange for, or out of the net cash proceeds of, a substantially concurrent (x) capital contribution to the Company from any Person (other than a Subsidiary of the Company) or (y) issue and sale of other shares of capital stock (other than Redeemable Stock) of the Company to any Person (other than to a Subsidiary of the Company); provided, however, that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase or other acquisition or retirement shall be excluded from clause
(ii) of the preceding paragraph; (3) so long as no Default or Event of Default shall have occurred and be continuing, any redemption, repurchase or other acquisition or retirement of subordinated Debt by exchange for, or out of the net cash proceeds of, a substantially concurrent (x) capital contribution to the Company from any Person (other than a Subsidiary of the Company) or (y) issue and sale of (A) capital stock (other than Redeemable Stock) of the Company to any Person (other than to a Subsidiary of the Company); provided, however, that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase or other acquisition or retirement shall be excluded from clause (ii) of the preceding paragraph; or (B) Debt of the Company issued to any Person (other than a Subsidiary of the Company), so long as such Debt (x) has no stated maturity earlier than February 1, 2008, (y) has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Senior Notes and (z) is subordinated to the Senior Notes in the same manner and at least to the same extent as the subordinated Debt so purchased, exchanged, redeemed, acquired or retired; (4) Investments constituting Restricted Payments made as a result of the receipt of non-cash consideration from any Asset Sale made pursuant to and in compliance with the covenant described under "Limitation on Asset Sales"; (5) so long as no Default or Event of Default has occurred and is continuing, the repurchase or redemption of shares of capital stock from any officer, director or employee of the Company or its Restricted Subsidiaries whose employment has been terminated or who has died or become disabled in an aggregate amount not to exceed $250,000 per annum; (6) so long as no Default or Event of Default shall have occurred and be continuing, the making of Restricted Payments in an aggregate amount not to exceed $5,000,000 and (7) the redemption of the Convertible Notes, provided that amounts paid pursuant to clauses (1), (5) and
(6) (but not clauses (2), (3), (4) or (7)) shall reduce amounts available for future Restricted Payments under the preceding paragraph.

  LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED
     SUBSIDIARIES.

     The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, assume or otherwise cause or suffer to exist or to become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to (a) pay dividends or make any other distributions on its capital stock to the Company or any of its Restricted Subsidiaries; (b) make payments in respect of any Debt owed to the Company or any of its Restricted

Subsidiaries; or (c) make loans or advances to the Company or any of the Company's Restricted Subsidiaries; provided, however, that the following restrictions shall not be prohibited pursuant to this provision: (i) those contained in the Indenture, a Bank Facility, a Warehouse Facility and Refinancing Debt (to the extent restrictions contained in such Refinancing Debt are not more restrictive than those contained in the Debt being refinanced);
(ii) consensual encumbrances or restrictions binding upon any person at the time such Person becomes a Subsidiary of the Company; provided that such encumbrances or restrictions are not created, incurred or assumed in contemplation of such Person becoming a Subsidiary of the Company and do not extend to any other property of the Company or another of its Subsidiaries;
(iii) restrictions contained in security agreements permitted by the Indenture securing Debt permitted by the Indenture to the extent such restrictions restrict the transfer of assets subject to such security agreements; (iv) any encumbrance or restriction consisting of customary non-assignment provisions in leases to the extent such provisions restrict the transfer of the leases; (v) any encumbrance or restriction pursuant to an agreement in effect on the Issue Date; or (vi) any restrictions with respect to a Subsidiary of the Company imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all the capital stock or assets of such Subsidiary.

  LIMITATION ON LIENS.

     The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien upon or with respect to any of the assets of the Company or any such Subsidiary, whether now owned or hereafter acquired, or on any income or profits therefrom, other than Liens which constitute Permitted Liens at the date such Liens are created, unless contemporaneously therewith or prior thereto all payments due under the Indenture and the Senior Notes are secured on an equal and ratable basis with the obligation or liability so secured until such time as such obligation or liability is no longer secured by a Lien. The Indenture will also provide that no Liens will be permitted to be created or suffered to exist on any Debt from the Company in favor of any Restricted Subsidiary.

  TRANSACTIONS WITH AFFILIATES.

     The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transactions with Affiliates of the Company unless (i) such transactions are between or among the Company and its Restricted Subsidiaries, (ii) such transactions are in the ordinary course of business and consistent with past practice or (iii) the terms of such transactions are fair and reasonable to the Company or such Restricted Subsidiary, as the case may be, and are at least as favorable as the terms which could be obtained by the Company or such Restricted Subsidiary, as the case may be, in a comparable transaction made on an arm's-length basis between unaffiliated parties. In the event of any transaction or series of transactions occurring subsequent to the Issue Date with an Affiliate of the Company which involves in excess of $1,000,000 and is not permitted under clause (i) of the preceding sentence, all of the disinterested members of the Board of Directors shall by resolution determine that such transaction or series of transactions meets the criteria set forth in clause (iii) of the preceding sentence. In the event of any transaction or series of transactions occurring subsequent to the Issue Date with an Affiliate of the Company which involves in excess of $10,000,000 and is not permitted under clause (i) above, the Company will be required to deliver to the Trustee an opinion of an Independent Financial Advisor to the effect that the transaction is fair to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view. Notwithstanding the foregoing, such provisions do not prohibit and will not apply to (1) any Restricted Payment which is permitted by the "Limitation on Restricted Payments" covenant or (2) the payment of compensation to directors of the Company who are not employees of the Company and wages and other compensation to officers of the Company or any of its Subsidiaries.

  LIMITATION ON ASSET SALES.

     The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly consummate an Asset Sale, unless (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the board of directors of the Company or the Restricted Subsidiary, as the case may be) of the assets disposed of, and (ii) the consideration for such Asset Sale consists of at least 85% cash; provided that (x) the amount of liabilities assumed by the transferee, (y) any notes or other obligations received by the Company or such Restricted Subsidiary and immediately converted into cash or (z) with respect to the sale or other disposition of all of the capital stock of any Restricted Subsidiary, the amount of liabilities that remain the obligation of such Restricted Subsidiary subsequent to such sale or other disposition, shall be deemed to be "cash."

     Within 12 months from the date that any Asset Sale is consummated, the Net Proceeds thereof will be reinvested in Additional Assets or applied to the redemption or repurchase of Debt of the Company which ranks pari passu with the Senior Notes or Debt of a Restricted Subsidiary of the Company which is not subordinated to other debt of such Restricted Subsidiary (which, in each case, will be a permanent reduction of such Debt). To the extent that the Net Proceeds of an Asset Sale are not so applied, the Company or such Restricted Subsidiary, as the case may be, will, within 30 days from the expiration of such 12-month period, use the remaining Net Proceeds (less any amounts used to pay reasonable fees and expenses connected with a Net Proceeds Offer) to make an offer to repurchase the Senior Notes at a price equal to 100% of the principal amount thereof, plus accrued interest to the Net Proceeds Repurchase Date ("a Net Proceeds Offer").

     Notwithstanding the foregoing, the Net Proceeds of an Asset Sale are not required to be applied in accordance with the preceding paragraph, unless and until the aggregate Net Proceeds for all such Asset Sales in a 12-month period exceeds $5,000,000.

     To accept a Net Proceeds Offer a holder shall deliver to the Company (or to a Paying Agent designated by the Company for such purpose) on or before the 30th day after the date of the Net Proceeds Offer (the "Net Proceeds Repurchase Date"), a written notice of the holder's acceptance of the Net Proceeds Offer, together with the Senior Notes with respect to which the offer is being accepted, duly endorsed for transfer to the Company. Such written notice may be withdrawn upon further written notice to the Trustee on or prior to the third day preceding the Net Proceeds Repurchase Date.

     If the Net Proceeds Repurchase Date is between a regular record date for the payment of interest and the next succeeding interest payment date, any Note to be repurchased must be accompanied by funds equal to the interest payable on such succeeding interest payment date on the principal amount to be repurchased (unless such Senior Note shall have been called for redemption, in which case no such payment shall be required), and the interest on the principal amount of the Senior Note being repurchased will be paid on such next succeeding interest payment date to the registered holder of such Senior Note on the immediately preceding record date. A Senior Note repurchased on an interest payment date need not be accompanied by any payment, and the interest on the principal amount of the Senior Note being repurchased will be paid on such interest payment date to the registered holder of such Senior Note on the immediately preceding record date.

     If any repurchase pursuant to the foregoing provisions constitutes a tender offer as defined under the Exchange Act, the Company will comply with the requirements of Rule l4e-1 and any other tender offer rules under the Exchange Act which then may be applicable.

     Any amount of Net Proceeds remaining after a Net Proceeds Offer shall be returned by the Trustee to the Company and may be used by the Company for any purpose not inconsistent with the Indenture.

CERTAIN DEFINITIONS

     In addition to the terms defined above, the Indenture contains, among other things, the following definitions:

     "ADDITIONAL ASSETS" means assets used or usable by the Company or any of its Restricted Subsidiaries in the operation of the existing lines of business of the Company and its Restricted Subsidiaries.

     "AFFILIATE" of any Person means (i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person and (ii) any other Person that beneficially owns at least 10% of the voting common stock of such Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "ASSET SALE" for any Person means the sale, lease, conveyance or other disposition (including, without limitation, by merger, consolidation or sale and leaseback transaction, and whether by operation of law or otherwise) of any of that Person's assets (including, without limitation, the sale or other disposition of capital stock of any Subsidiary of such Person, whether by such Person or such Subsidiary) outside the ordinary course of business, whether owned on the Issue Date or subsequently acquired in one transaction or a series of related transactions, in which such Person and/or its Subsidiaries receive cash and/or other consideration (including, without limitation, the unconditional assumption of Indebtedness of such Person and/or its Subsidiaries) of $2,500,000 or more as to each such transaction or series of related transactions; provided, however, that (i) a transaction or series of related transactions that results in a Change of Control shall not constitute an Asset Sale, (ii) sales, leases, conveyances or other dispositions of real estate related to the homebuilding business of the Company or its Subsidiaries will not constitute Asset Sales, and (iii) transactions between the Company and any Guarantor, or among such Guarantors will not constitute Asset Sales.

     "BANK FACILITY" means, collectively, one or more commitments from one or more banks or other lending institutions to lend funds, together with any and all agreements, documents and instruments from time to time delivered in connection therewith as such commitments or any such agreements, documents or instruments may be in effect or amended, amended and restated, renewed, extended, restructured, supplemented or otherwise modified from time to time and any credit agreement, loan agreement, note purchase agreement, indenture or other agreement, document or instrument refinancing, refunding or otherwise replacing such Bank Facility, whether or not with the same agent, trustee, representative lenders or holders, and, subject to the proviso to the next succeeding sentence, irrespective of any changes in the terms and conditions thereof. Without limiting the generality of the foregoing, the term "Bank Facility" shall include any amendment, amendment and restatement, renewal, extension, restructuring, supplement or modification to any Bank Facility and all refundings, refinancings and replacements of any Bank Facility, including any agreement (i) extending the maturity of any Debt incurred thereunder or contemplated thereby, (ii) adding or deleting borrowers or guarantors thereunder; provided that such borrowers and issuers include one or more of the Company and its Subsidiaries and their respective successors and assigns, (iii) increasing the amount of Debt Incurred thereunder or available to be borrowed thereunder; provided that on the date thereof such Debt would not be prohibited by clause (b) of the definition of Permitted Debt set forth under the "Limitation on Debt" covenant, or (iv) otherwise altering the terms and conditions thereof in a manner not prohibited by the terms of the Indenture.

     "COMMON STOCK" means the common stock, par value $.01 per share, of the Company.

     "CONSOLIDATED INTEREST EXPENSE" of the Company means, for any period, the aggregate amount of interest which, in accordance with generally accepted accounting principles, would be included on an income statement for the Company and its Restricted Subsidiaries on a consolidated basis, whether expensed directly, or included as a component of cost of goods sold, or allocated to joint ventures or otherwise (including, but not limited to, imputed interest included on capitalized lease obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, the net costs associated with hedging obligations, amortization of other financing fees and expenses, the interest portion of any deferred payment obligation, amortization of discount or premium, if any, and all other non-cash interest expense), excluding interest expense related to mortgage banking operations, plus the product of (x) the sum of (i) cash dividends paid on any Preferred Stock of the Company plus (ii) cash dividends, the principal amount of any debt securities issued as a dividend, the liquidation value of any Preferred Stock issued as a dividend and the fair market value (as determined by the Company's board of directors in good faith) of any other non-cash dividends, in each case, paid on any Preferred Stock of any Restricted Subsidiary of Company (other than a Wholly-Owned Restricted Subsidiary), times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective aggregate federal, state and local tax rate of the Company, expressed as a decimal.

     "CONSOLIDATED INTEREST INCURRED" of the Company means, for any period, (a) the aggregate amount of interest which, in accordance with generally accepted accounting principles, would be included on an income statement for the Company and its Restricted Subsidiaries on a consolidated basis, whether expensed directly, or included as a component of cost of goods sold, or allocated to joint ventures or otherwise (including, but not limited to, imputed interest included on capitalized lease obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, the net costs associated with hedging obligations, amortization of other financing fees and expenses, the interest portion of any deferred payment obligation, amortization of discount or premium, if any, and all other non-cash interest expense), excluding interest expense related to the Company's mortgage banking operations, plus or minus, without duplication, (b) the difference between capitalized interest for such period and the interest component of cost of goods sold for such period, plus (c) the product of (x) the sum of (i) cash dividends paid on any Preferred Stock of the Company plus (ii) cash dividends, the principal amount of any debt securities issued as a dividend, the liquidation value of any Preferred Stock issued as a dividend and the fair market value (as determined by the Company's Board of Directors in good faith) of any other non-cash dividends, in each case, paid on any Preferred Stock of any Subsidiary of the Company (other than a Wholly-Owned Restricted Subsidiary), times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective aggregate federal, state and local tax rate of the Company, expressed as a decimal.

     "CONSOLIDATED NET INCOME" of the Company, for any period, means the net income (loss) of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis, in accordance with generally accepted accounting principles; provided that, without duplication, (i) the net income of any Person, other than a Restricted Subsidiary which is consolidated with the Company, in which any Person other than the Company and its Restricted Subsidiaries has an interest shall be included only to the extent of the amount of cash dividends or distributions actually paid to the Company or a Restricted Subsidiary during such period, (ii) the net income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iii) the net income of any Subsidiary of the Company shall be excluded to the extent such Subsidiary is prohibited, directly or indirectly, from distributing such net income or any portion thereof to the Company or a Restricted Subsidiary, (iv) all extraordinary gains and losses (after taxes) that would be included on an income statement for such period shall be excluded and (v) all gains and losses (after taxes) attributable to Asset Sales shall be excluded; provided, that there shall be included in such net income, without duplication, the net income of any Unrestricted Subsidiary to the extent such net income is actually received by the Company or any of its Restricted Subsidiaries in cash during such period.

     "CONSOLIDATED NON-CASH CHARGES" of the Company means, for any period, the aggregate depreciation, amortization and other non-cash charges (other than reserves or expenses established in anticipation of future cash requirements such as reserves for taxes and uncollectible accounts) of the Company and its Restricted Subsidiaries on a consolidated basis for such period, as determined in accordance with generally accepted accounting principles; provided that Consolidated Non-cash Charges shall exclude (i) any charges that are not included for the purpose of determining Consolidated Net Income, (ii) any charges that are included for the purpose of determining Consolidated Interest

Expense or Consolidated Tax Expense and (iii) any charges representing capitalized selling, general and administrative expenses that are expensed during such period as cost of goods sold.

     "CONSOLIDATED TANGIBLE ASSETS" of the Company as of any date means the total amount of assets of the Company and its Restricted Subsidiaries (less applicable reserves and less the assets securing the payment of Non-Recourse Debt of the Company and its Restricted Subsidiaries) on a consolidated basis at the end of the fiscal quarter immediately preceding such date, as determined in accordance with generally accepted accounting principles, less: (i) unamortized debt and debt issuance expense, deferred charges, goodwill, patents, trademarks, copyrights, and all other items which would be treated as intangibles on the consolidated balance sheet of the Company and its Restricted Subsidiaries prepared in accordance with generally accepted accounting principles and (ii) appropriate adjustments on account of minority interests of other Persons holding equity investments in Restricted Subsidiaries, in the case of each of clauses (i) and (ii) above, as reflected on the consolidated balance sheet of the Company and its Restricted Subsidiaries.

     "CONSOLIDATED TANGIBLE NET WORTH" of the Company means the Company's Net Worth less unamortized debt and debt issuance expense, deferred charges, goodwill, patents, trademarks, copyrights, and all other items which would be treated as intangibles on the consolidated balance sheet of the Company and its Restricted Subsidiaries prepared in accordance with generally accepted accounting principles.

     "CONSOLIDATED TAX EXPENSE" of the Company means, for any period, the aggregate of the tax expense of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis, in accordance with generally accepted accounting principles.

     "CONVERTIBLE NOTES" means up to $15,000,000 principal amount of the Company's 7% Convertible Subordinated Notes due March 1, 2003.

     "COVERAGE RATIO" of the Company means the ratio of the Company's EBITDA to its Consolidated Interest Incurred for the four fiscal quarters ending immediately prior to the date of determination. Notwithstanding clause (ii) of the definition of Consolidated Net Income, if the Debt which is being Incurred is Incurred in connection with an acquisition by the Company or a Restricted Subsidiary, the Coverage Ratio shall be determined after giving effect to both the Consolidated Interest Incurred related to the Incurrence of such Debt and the EBITDA (x) of the Person becoming a Restricted Subsidiary of the Company or
(y) in the case of an acquisition of assets that constitute substantially all of an operating unit or business, relating to the assets being acquired by the Company or a Restricted Subsidiary of the Company.

     "DEBT" means, as to any Person, without duplication, (a) any indebtedness of such Person for borrowed money, (b) all indebtedness of such Person evidenced by bonds, debentures, notes, letters of credit, drafts or similar instruments, (c) all indebtedness of such Person to pay the deferred purchase price of property or services, but not including accounts payable and accrued expenses arising in the ordinary course of business, (d) all capitalized lease obligations of such Person, (e) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person or guaranteed by such Person, (f) Redeemable Stock of such Person and Preferred Stock of any Subsidiary of such Person, (g) all obligations of such Person with respect to Interest Rate Protection Agreements and (h) all Debt of others guaranteed by such Person. The amount of Debt of any Person at any date pursuant to clauses (a)-(d) and (f) above shall be as would appear as a liability upon a balance sheet of such Person prepared on a consolidated basis in accordance with generally accepted accounting principles. Notwithstanding the foregoing, "Debt" of the Company shall not include the amount reflected on a consolidated balance sheet of the Company with respect to options to acquire real property which was purchased by the Company and sold to a third party within 360 days of such purchase for consideration at least equal to the amount paid by the Company for such property less an amount equal to the value of such option.

     "EBITDA" for the Company, for any period, means, without duplication, the Consolidated Net Income of the Company plus, to the extent deducted in calculating Consolidated Net Income, the sum of (a) Consolidated Tax Expense,
(b) Consolidated Interest Expense and (c) Consolidated Non-cash Charges.

     "EXISTING DEBT" means all of the Debt of the Company and its Restricted Subsidiaries that was outstanding on the Issue Date.

     "GUARANTEE" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt of such other Person (whether by agreement to keepwell or to maintain financial condition or otherwise), provided that the term "guarantee" shall not include endorsements for collection or deposit in the ordinary course of business.

     "HOMEBUILDING JOINT VENTURE" means (i) any Unrestricted Subsidiary and
(ii) any person which is not a Guarantor in which the Company or any of its Subsidiaries has an ownership interest and in which no other person has a greater beneficial ownership interest than the beneficial ownership interest of the Company that, in each case, was formed for and is engaged in homebuilding operations.

     "INDEPENDENT FINANCIAL ADVISOR" means a firm (i) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company and (ii) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

     "INTEREST RATE PROTECTION AGREEMENT" means any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements provided that any arrangement which is entered into by the Company or any of its Restricted Subsidiaries in connection with Debt Incurred by the Company or any of its Restricted Subsidiaries shall constitute Permitted Debt.

     "INVESTMENT" means, with respect to any Person, any direct or indirect loan or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any capital stock, bonds, notes, debentures or other securities or evidences of Debt issued by, any other Person. "Investments" shall exclude extensions of trade credit by the Company and its Subsidiaries in the ordinary course of business in accordance with normal trade practices of the Company or such Subsidiary, as the case may be.

     "ISSUE DATE" means the original date of issuance of the Senior Notes.

     "LIEN" means, with respect to any asset, any mortgage, lien, pledge, assignment (including any assignment of rights to receive payments of money other than in connection with mortgage banking operations in the ordinary course of business), charge, security interest or encumbrance of any kind (including any conditional sale or other title retention agreement or any lease in the nature thereof) in respect of such asset, any agreement to grant to any Person any such Lien and any sale and leaseback of any asset.

     "MATERIAL SUBSIDIARY" means any Restricted Subsidiary of the Company which accounted for 10 percent or more of the Consolidated Tangible Assets or EBITDA of the Company for the fiscal year ending immediately prior to any Default or Event of Default.

     "MORTGAGE" means a first priority mortgage or first priority deed of trust on improved real property.

     "NET PROCEEDS" with respect to any Asset Sale means (i) cash (in U.S. dollars or freely convertible into U.S. dollars) received by the Company or any of its Restricted Subsidiaries from such Asset Sale (including cash received as consideration for the assumption or incurrence of liabilities incurred in connection with or in anticipation of such Asset Sale), after (a) provision for all income or other taxes measured by or resulting from such Asset Sale to the Company or any of its Restricted Subsidiaries, whether or not offset by net operating loss and tax credit carry-forwards, (b) payment of all brokerage commissions and the underwriting fees and, without limitation, all other fees and expenses related to such Asset Sale, and (c) deduction of appropriate amounts to be provided by the Company or any of its Restricted Subsidiaries as a reserve, in accordance with generally accepted accounting principles, against any liabilities associated with the assets sold or otherwise disposed of in such Asset Sale (including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters) or against any indemnification obligations associated with the sale or other disposition of the assets sold or otherwise disposed of in such Asset Sale, and (ii) all noncash consideration received by the Company or any of its Restricted Subsidiaries from such Asset Sale upon the liquidation or conversion of such consideration into cash.

     "NET WORTH" of the Company means, at any date, the aggregate of capital, surplus and retained earnings of the Company and its Restricted Subsidiaries as would be shown on a consolidated balance sheet of the Company prepared in accordance with generally accepted accounting principles, adjusted to exclude (to the extent included) investments by the Company and its Subsidiaries in joint ventures and the amount of equity attributable to Affiliates other than Restricted Subsidiaries of such Person.

     "NON-RECOURSE DEBT" with respect to any Person means Debt of such Person for which the sole legal recourse for collection of principal and interest on such Debt is against the specific property identified in the instruments evidencing or securing such Debt and such property was acquired with the proceeds of such Debt or such Debt was Incurred within 90 days after the acquisition of such property.

     "PERMITTED INVESTMENTS" of any Person means Investments of such Person in
(i) direct obligations of the United States or any agency thereof or obligations guaranteed by the United States or any agency thereof, in each case maturing within 180 days of the date of acquisition thereof, (ii) certificates of deposit maturing within 180 days of the date of acquisition thereof issued by a bank, trust company or savings and loan association which is organized under the laws of the United States or any state thereof having capital, surplus and undivided profits aggregating in excess of $250 million and a Keefe Bank Watch Rating of C or better, (iii) certificates of deposit maturing within 180 days of the date of acquisition thereof issued by a bank, trust company or savings and loan association organized under the laws of the United States or any state thereof other than banks, trust companies or savings and loan associations satisfying the criteria in (ii) above; provided that the aggregate amount of all certificates of deposit issued to the Company at any one time by any one such bank, trust company or savings and loan association will not exceed $100,000, (iv) commercial paper given the highest rating by two established national credit rating agencies and maturing not more than 180 days from the date of the acquisition thereof, (v) repurchase agreements or money-market accounts which are fully secured by direct obligations of the United States or any agency thereof and (vi) in the case of the Company and its Subsidiaries, (1) any receivables or loans taken by the Company or a Subsidiary in connection with the sale of any asset otherwise permitted by the Indenture,
(2) Investments in any Guarantor, (3) Investments in the Senior Notes or Debt PARI PASSU with the Senior Notes, (4) Investments in evidences of Debt, securities or other property received from another Person by the Company or any of its Restricted Subsidiaries in connection with any bankruptcy proceeding or by reason of a composition or readjustment of debt or a reorganization of such Person or as a result of foreclosure, perfection or enforcement of any Lien in exchange for evidences of Debt, securities or other property of such Person held by the Company or any of its Restricted Subsidiaries, or for other liabilities or obligations of such other Person to the Company or any of its Restricted Subsidiaries that were created, in accordance with the terms of the Indenture, (5) Investments in Interest Rate Protection Agreements which constitute Permitted Debt, (6) Investments in any Homebuilding Joint Ventures not in excess of $20 million in the aggregate for all Homebuilding Joint Ventures and (7) Investments in an aggregate amount outstanding not greater than $5,000,000.

     "PERMITTED LIENS" with respect to the Company and its Restricted Subsidiaries means (i) (x) until such time as the Company shall have less than an aggregate of $40,000,000 of maximum availability under one or more Bank Facilities described in clause (b) of the "Limitation on Debt" covenant which are secured by any Liens, Liens securing the Company's Bank Facility or Bank Facilities described in clause (b) of the "Limitation on Debt" covenant, and
(y) from and after the first time at which the Company shall have less than an aggregate of $40,000,000 of maximum availability under one or more Bank Facilities which are secured by Liens, Liens on assets of the Company or any Restricted Subsidiary of the Company securing Debt which may be incurred pursuant to the "Limitation on Debt" covenant, provided that the aggregate amount of Debt secured by Liens (excluding Nonrecourse Debt of the Company and Restricted Subsidiaries and Debt outstanding under the Warehouse Facility) may not exceed 40 percent of the Company's Consolidated Tangible Assets; (ii) Liens securing a Warehouse Facility; provided that such Liens shall not extend to any assets other than the mortgages, promissory notes and other collateral that secures mortgage loans made by the Company or any of its Restricted Subsidiaries; (iii) Liens securing Non-Recourse Debt of the Company or any Restricted Subsidiary of the Company, provided that such Liens apply only to the property financed out of the net proceeds of such Non-Recourse Debt within 90 days of the incurrence of such Non-Recourse Debt; (iv) Liens securing Debt of a Person existing at the time that such Person is merged into or consolidated with the Company or a Restricted Subsidiary; provided that such Liens were not created in contemplation of such merger or consolidation and do not extend to any assets or property of the Company or any Restricted Subsidiary, other than the surviving Person and its Subsidiaries; (v) Liens on assets or property acquired by the Company or a Restricted Subsidiary; provided that such Liens were not created in contemplation of such acquisition and do not extend to any other assets or property (other than proceeds of such acquired assets or property); (vi) Liens in respect of Interest Rate Protection Agreements which constitute Permitted Debt; (vii) Liens for taxes, assessments or governmental charges or claims that either (a) are not yet delinquent or (b) are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been established or other provisions have been made in accordance with generally accepted accounting principles; (viii) statutory Liens of landlords and carriers', warehousemen's, mechanics', suppliers', materialmen's, repairmen's, contractors' or other Liens imposed by law and arising in the ordinary course of business; (ix) Liens (other than any Lien imposed by the Employee Retirement Income Security Act of 1974, as amended) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (x) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, progress payments, government contracts and other obligations of like nature (exclusive of obligations for the payment of borrowed money), in each case, incurred in the ordinary course of business; (xi) attachment or judgment Liens not giving rise to a Default or Event of Default; (xii) easements, rights-of-way, restrictions and other similar charges or encumbrances not materially interfering with the ordinary conduct of the business of the Company or any of its Subsidiaries; (xiii) leases or subleases granted to others not materially interfering with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries; (xiv) Liens securing Refinancing Debt; provided that such Liens only extend to the assets securing the Debt being refinanced, such refinanced Debt was previously secured and such Liens do not extend to any other assets of the Company or the assets of any of the Company's other Subsidiaries; (xv) Liens securing Purchase Money Obligations (including capitalized lease obligations); (xvi) Liens existing on the Issue Date (xvii) any contract to sell an asset provided such sale is otherwise permitted under the Indenture; and (xviii) Liens on property or assets of any Restricted Subsidiary securing Debt of such Restricted Subsidiary owing to the Company or one or more Restricted Subsidiaries of the Company.

     "PERSON" means any individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or agency or instrumentality thereof.

     "PREFERRED STOCK" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's preferred or preference stock whether now outstanding or issued after the Issue Date, and including, without limitation, all classes and series of preferred or preference stock.

     "PURCHASE MONEY OBLIGATIONS" means Debt of any Person secured by Liens (i) on property purchased, acquired, or constructed by such Person or its Subsidiaries after the Issue Date and used in the ordinary course of business by such Person and (ii) securing the payment of all or any part of the purchase price or construction cost of such assets and limited to the property so acquired and improvements thereof; provided that such Debt is incurred no later than 90 days after the acquisition of such property or completion of such construction or improvements.

     "REDEEMABLE STOCK" means, with respect to any Person, any class or series of capital stock of such Person that is redeemable at the option of the holder (except pursuant to a change in control provision that does not (i) cause such capital stock to become redeemable in circumstances which would not constitute a Change of Control and (ii) require the Company to pay the redemption price therefor prior to the Change of Control Repurchase Date) or is subject to mandatory redemption or otherwise matures prior to the final stated maturity of the Senior Notes.

     "REFINANCING DEBT" means Debt that refunds, refinances or extends any Senior Notes, Existing Debt (other than Existing Debt to be repaid with the net proceeds of the offering of the Senior Notes) or other Debt incurred by the Company or its Restricted Subsidiaries permitted under the terms of the Indenture, but only to the extent that (i) the Refinancing Debt is subordinated to the Senior Notes to the same extent as the Debt being refunded, refinanced or extended, if at all, (ii) the Refinancing Debt is scheduled to mature either
(a) no earlier than the Debt being refunded, refinanced or extended, or (b) after the maturity date of the Senior Notes, (iii) the portion, if any, of the Refinancing Debt that is scheduled to mature on or prior to the maturity date of the Senior Notes has a Weighted Average Life to Maturity at the time such Refinancing Debt is Incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Debt being refunded, refinanced or extended that is scheduled to mature on or prior to the maturity date of the Senior Notes, and (iv) the gross proceeds of such Refinancing Debt are an amount that is equal to or less than the aggregate principal amount then outstanding under the Debt being refunded, refinanced or extended (plus the premiums or other payments paid in connection therewith (which shall not exceed the stated amount of any premium or other payment required to be paid in connection with such a renewal, extension, substitution, refunding, refinancing, redemption, repurchase or replacement pursuant to the terms of the Debt being renewed, extended, substituted, refunded, refinanced, amended, modified, supplemented, redeemed, repurchased or replaced) and the expenses incurred in connection therewith).

     "RESTRICTED PAYMENTS" means with respect to the Company or any Restricted Subsidiary (i) the declaration or payment of any dividend or other distribution on any shares of such Person's capital stock (except (x) dividends or distributions in additional shares of capital stock of the Company other than Redeemable Stock or (y) the declaration or payment of any dividend or other distribution by a Restricted Subsidiary to the Company or another Restricted Subsidiary), (ii) any payment on account of the purchase, redemption or other acquisition of (a) any shares of such Person's capital stock or (b) any option, warrant or other right to acquire shares of such Person's capital stock, except, in each case, capital stock held by the Company or a Restricted Subsidiary, (iii) any Investment (other than a Permitted Investment) in any Person, or (iv) any principal payment, redemption, repurchase, defeasance or other acquisition or retirement, prior to scheduled principal payment or scheduled maturity, of Debt of the Company or its Subsidiaries which is subordinated in right of payment to the Senior Notes (other than Debt held by the Company or a Restricted Subsidiary).

     "RESTRICTED SUBSIDIARY" means any Subsidiary which is not an Unrestricted Subsidiary.

     "SUBSIDIARY" means, with respect to any Person, (i) any corporation or entity of which a majority of the capital stock having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is at the time directly or indirectly owned by such Person or one or more of the other Subsidiaries of that Person or (ii) any partnership or joint venture at least a majority of the voting power of which is at the time directly or indirectly owned by such Person or one or more of the other Subsidiaries of that Person, or a combination thereof or a successor thereto.

     "UNRESTRICTED SUBSIDIARY" means each of the Subsidiaries of the Company (other than a Guarantor) so designated by a resolution adopted by the Board of Directors of the Company as provided below;

provided that (a) neither the Company nor any of its other Subsidiaries (other than Unrestricted Subsidiaries) (1) provides any direct or indirect credit support for any Debt of such Subsidiary (including any undertaking, agreement or instrument evidencing such Debt) or (2) is directly or indirectly liable for any Debt of such Subsidiary, and (b) the creditors with respect to Debt for borrowed money of such Subsidiary have agreed in writing that they have no recourse, direct or indirect, to the Company or any other Subsidiary of the Company (other than Unrestricted Subsidiaries), including, without limitation, recourse with respect to the payment of principal or interest on any Debt of such Subsidiary. The Board of Directors of the Company may designate an Unrestricted Subsidiary to be a Restricted Subsidiary; provided that (i) any such redesignation will be deemed to be an Incurrence by the Company and its Restricted Subsidiaries of the Debt (if any) of such redesignated Subsidiary for purposes of the "Limitation on Debt" covenant set forth in the Indenture as of the date of such redesignation, (ii) any Debt of such Unrestricted Subsidiary could then be Incurred in accordance with the "Limitation on Debt" covenant set forth in the Indenture on the date of such redesignation and (iii) the Liens of such Unrestricted Subsidiary could then be incurred in accordance with the "Limitation on Liens" covenant set forth in the Indenture as of the date of such redesignation. Subject to the foregoing, the Board of Directors of the Company also may designate any Restricted Subsidiary to be an Unrestricted Subsidiary; provided that (i) all previous Investments by the Company and its Restricted Subsidiaries in such Restricted Subsidiary (net of any returns previously paid on such Investments) will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the "Limitations on Restricted Payments" covenant set forth in the Indenture, (ii) the Company and its Restricted Subsidiaries could incur $1.00 of additional Indebtedness under the Coverage Ratio test contained in the "Limitations on Debt" covenant set forth in the Indenture and (iii) no Default or Event of Default shall have occurred or be continuing. Any such designation or redesignation by the Board of Directors of the Company will be evidenced to the Trustee by the filing with the Trustee of a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation or redesignation and an Officers' Certificate certifying that such designation or redesignation complied with the foregoing conditions and setting forth the underlying calculations.

     "WAREHOUSE FACILITY" means a Bank Facility to finance the making of mortgage loans originated by the Company or any of its Subsidiaries.

     "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Debt or portion thereof, if applicable, at any date, the number of years obtained by dividing (i) the then outstanding principal amount of such Debt or portion thereof, if applicable, into (ii) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

     "WHOLLY OWNED RESTRICTED SUBSIDIARY" means any Restricted Subsidiary of the Company of which 100% of the outstanding capital stock is owned by one or more Wholly Owned Restricted Subsidiaries of the Company or by the Company and one or more Wholly Owned Restricted Subsidiaries of the Company. For purposes of this definition, any directors' qualifying shares shall be disregarded in determining the ownership of a Subsidiary.

EVENTS OF DEFAULT

     The following shall constitute Events of Default with respect to the Senior Notes: (i) failure to pay the principal of any Senior Note when such principal becomes due and payable at maturity, upon acceleration or otherwise;
(ii) failure to pay interest on any Senior Note when due, and such failure continues for a 30-day period; (iii) a default in the observance or performance of any other covenant or agreement of the Company or the Guarantors in the Senior Note, the Guarantee or the Indenture that continues for the period and after the notice specified below; (iv) an event of default shall have occurred under one or more evidences of Debt of the Company or any of its Restricted Subsidiaries

(other than Non-Recourse Debt) with an outstanding aggregate principal amount of $5,000,000 or more, whether such Debt now exists or is created hereafter, which event of default (1) consists of the failure by the Company or any Restricted Subsidiary to make any payment in respect of such Debt at its final maturity or (2) results in the acceleration of such Debt which acceleration shall be in effect; (v) any final judgment or judgments for payment of money in excess of $5,000,000 in the aggregate shall be rendered against the Company or any of its Restricted Subsidiaries and shall remain unstayed, unsatisfied or undischarged for the period and after the notice specified below; (vi) certain events of bankruptcy, insolvency or reorganization of the Company or Material Subsidiaries; and (vii) any Guarantee of a Material Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Guarantee and the Indenture) or is declared null and void and unenforceable or found to be invalid or any Guarantor denies its liability under its Guarantee (other than by reason of release of a Guarantor from its Guarantee in accordance with the terms of the Indenture and the Guarantee). The Company is required to deliver to the Trustee within 120 days after the end of each fiscal year of the Company, an officer's certificate stating whether or not the signatories know of any default by the Company under the Indenture and the Senior Notes and, if any default exists, describing such default.

     A default under clause (iii) or (v) above is not an Event of Default until the Trustee or the holders of at least 25% in principal amount of the Senior Notes then outstanding notify the Company of the default and the Company does not cure the default within 60 days. The notice must specify the default, demand that it be remedied and state that the notice is a "Notice of Default." If the holders of 25% in principal amount of Senior Notes then outstanding request the Trustee to give such notice on their behalf, the Trustee shall do so.

     In case an Event of Default (other than an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization of the Company) shall have occurred and be continuing, the Trustee, by notice to the Company, or the holders of 25% of the principal amount of the Senior Notes then outstanding, by notice to the Company and the Trustee, may declare the principal of the Senior Notes, plus accrued interest, to be immediately due and payable. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization of the Company shall occur, such amounts shall be due and payable without any declaration or any act on the part of the Trustee or the holders of the Senior Notes. Any declaration of acceleration may be rescinded and past defaults may be waived by the holders of a majority of the principal amount of the Senior Notes then outstanding upon conditions provided in the Indenture. Except to enforce the right to receive payment of principal or interest when due, no holder of a Senior Note may institute any proceeding with respect to the Indenture or for any remedy thereunder unless such holder has previously given to the Trustee written notice of a continuing Event of Default and unless the holders of 25% of the principal amount of the Senior Notes then outstanding have requested the Trustee to institute proceedings in respect of such Event of Default and have offered the Trustee reasonable indemnity against loss, liability and expense to be thereby incurred, the Trustee has failed so to act for 60 days after receipt of the same and during such 60-day period the holders of a majority of the principal amount of the Senior Notes then outstanding have not given the Trustee a direction inconsistent with the request. Subject to certain restrictions, the holders of a majority in principal amount of the Senior Notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture, that is unduly prejudicial to the rights of any holder of a Senior Note or that would involve the Trustee in personal liability and the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.

MERGERS AND CONSOLIDATIONS

     Neither the Company nor any Guarantor will consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of its assets (including, without limitation, by way of liquidation or dissolution), or assign any of its obligations under the Senior Notes, the Guarantees or the Indenture (as an entirety or substantially as an entirety in one transaction or series of related transactions), to any Person or permit any of its Restricted Subsidiaries to do any of the foregoing (in each case other than with the Company or another Wholly Owned Restricted Subsidiary) unless: (i) the Person formed by or surviving such consolidation or merger (if other than the Company or such Guarantor, as the case may be), or to which such sale, lease, conveyance or other disposition or assignment will be made (collectively, the "Successor"), is a corporation or other legal entity organized and existing under the laws of the United States or any state thereof or the District of Columbia, and the Successor assumes by supplemental indenture in a form reasonably satisfactory to the Trustee all of the obligations of the Company or such Guarantor, as the case may be, under the Senior Notes or such Guarantor's Guarantee, as the case may be, and the Indenture, (ii) immediately after giving effect to such transaction, no Default or Event of Default has occurred and is continuing,
(iii) immediately after giving effect to such transaction and the use of any net proceeds therefrom, on a pro forma basis, the Consolidated Tangible Net Worth of the Company or the Successor (in the case of a transaction involving, the Company), as the case may be, would be at least equal to the Consolidated Tangible Net Worth of the Company immediately prior to such transaction and
(iv) in the case of a transaction involving the Company, immediately after giving effect to such transaction and the use of any net proceeds therefrom, on a pro forma basis, the Coverage Ratio of the Company or the Successor (in the case of a transaction involving the Company), as the case may be, would be such that the Company or the Successor (in the case of a transaction involving the Company), as the case may be, would be entitled to Incur at least $1.00 of additional Debt under such Coverage Ratio test in the "Limitation on Debt" covenant set forth in the Indenture. The foregoing provisions shall not apply to a transaction involving the consolidation or merger of a Guarantor with or into another person, or the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Guarantor, that results in such Guarantor being released from its Guarantee as provided under "The Guarantees" above.

DEFEASANCE

     Under the terms of the Indenture and the Senior Notes, the Company, at its option, (a) will be discharged from any and all obligations in respect of the Senior Notes (except in each case for certain obligations to register the transfer or exchange of Senior Notes, replace stolen, lost or mutilated Senior Notes, maintain paying agencies and hold moneys for payment in trust) or (b) need not comply with the covenants of the Indenture nor be subject to the operation of the cross acceleration provisions described under "Events of Default," in each case, if the Company irrevocably deposits with the Trustee, in trust, money or U.S. Government Obligations (as defined in the Indenture) which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of and interest on the Senior Notes on the dates such payments are due in accordance with the terms of the Senior Notes.

     To exercise either option above, the Company is required to deliver to the Trustee an opinion of counsel that the holders of the Senior Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred.

     In the event the Company exercises its options under clause (b) of the second preceding paragraph and the Senior Notes are declared due and payable because of the occurrence of any Event of Default (other than the cross acceleration provisions described under "Events of Default" which will be inapplicable), the amount of money and U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Senior Notes at the time of their stated maturity but may not be sufficient to pay amounts due on the Senior Notes at the time of the acceleration resulting from such Event of Default. However, the Company shall remain liable for such payments.

REPORTS

     As long as any of the Senior Notes are outstanding, the Company will deliver to the Trustee and the Trustee will mail to each Holder within 15 days after the filing of the same with the Commission copies of the quarterly and annual reports and of the information, documents and other reports with respect to the Company and the Guarantors, if any, which the Company and the Guarantors may be required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. The Indenture will provide that, notwithstanding that neither the Company nor any of the Guarantors may be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will continue to file with the Commission and provide the Trustee and Holders with such annual and quarterly reports and such information, documents and other reports with respect to the Company and the Guarantors as are required under Sections 13 and 15(d) of the Exchange Act. If filing of documents by the Company with the Commission as aforementioned in this paragraph is not permitted under the Exchange Act, the Company shall promptly upon written notice supply copies of such documents to any prospective holder. The Company and each Guarantor will also comply with the other provisions of Section 314(a) of the Trust Indenture Act.

AMENDMENT, SUPPLEMENT AND WAIVER

     Subject to certain exceptions, the Indenture or the Senior Notes may be amended or supplemented with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Senior Notes) of the Holders of at least a majority in principal amount of Senior Notes then outstanding, and any existing Default or Event of Default (other than any continuing Default or Event of Default in the payment of interest on or the principal of the Senior Notes) under, or compliance with any provision of, the Indenture may be waived with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Senior Notes) of the Holders of a majority in principal amount of the Senior Notes then outstanding. Without the consent of any Holder, the Company, the Guarantors and the Trustee may amend the Indenture or the Senior Notes or waive any provision of the Indenture to cure any ambiguity, defect or inconsistency, to comply with the "Mergers and Consolidations" section set forth in the Indenture, to provide for uncertificated Senior Notes in addition to certificated Senior Notes, to make any change that does not adversely affect the legal rights under the Indenture of any Holder, to comply with the qualification of the Indenture under the Trust Indenture Act, or to reflect a Guarantor ceasing to be liable on the Guarantees because it is no longer a Subsidiary of the Company.

     Without the consent of each Holder affected, the Company may not (i) reduce the amount of Senior Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the rate of or change the time for payment of interest, including default interest, on any Senior Note, (iii) reduce the principal of or change the fixed maturity of any Senior Note or alter the provisions with respect to redemption under the "Optional Redemption" section set forth in the Indenture, (iv) make any Senior Notes payable in money other than that stated in the Note, (v) make any change in certain other provisions set forth in the Indenture, (vi) adversely modify the ranking or priority of the Senior Notes or any Guarantee, (vii) release any Guarantor from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture, or (viii) waive a continuing Default or Event of Default in the payment of principal of or interest on the Senior Notes.

NO PERSONAL LIABILITY OF SHAREHOLDERS, OFFICERS, DIRECTORS OR EMPLOYEES

     The Indenture will provide that no recourse for the payment of the principal of, premium, if any, or interest on any of the Senior Notes, or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company or any Guarantor in the Indenture or in any of the Senior Notes or because of the creation of any Debt represented thereby, shall be had against any shareholder, officer, director, employee or controlling person of the Company, any Guarantor or any successor Person thereof. Each Holder, by accepting such Senior Notes, will waive and release all such liability.

CONCERNING THE TRUSTEE

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Indenture), it must eliminate such conflict or resign.

     The Holders of a majority in principal amount of the then outstanding Senior Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is not cured, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to the Trustee.

GOVERNING LAW

     The Indenture, the Senior Notes and the Guarantees will be governed by the internal laws of the State of New York.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

THE 1993 NOTES

     GENERAL. In February 1993, the Company issued $30,000,000 principal amount of 7% Convertible Subordinated Notes due 2003 (the "1993 Notes"). The 1993 Notes mature on March 1, 2003, and bear interest at 7% per annum, payable semi-annually on March 1 and September 1 of each year.

     The following is a summary of certain material terms of the 1993 Notes and is qualified in its entirety by reference to the indenture governing the 1993 Notes (the "1993 Indenture"). The 1993 Notes are unsecured general obligations of the Company subordinated in right of payment to all existing and future Senior Indebtedness (as defined in the 1993 Indenture").

     CONVERSION. The 1993 Notes are convertible into Common Stock at any time prior to maturity, unless previously redeemed, at a conversion price of $14.00 per share, subject to adjustment upon certain circumstances.

     REDEMPTION. The 1993 Notes are redeemable at the option of the Company on or after April 1, 1996, in whole or in part, at specified redemption prices (expressed as a percentage of principal amount), together with accrued and unpaid interest. On November 18, 1997, the Company redeemed $14,594,000 aggregate principal amount of the 1993 Notes at a price of 104.2% of the principal amount thereof, plus accrued interest and $406,000 aggregate principal amount of the 1993 Notes were converted into Common Stock. In addition, $75,000 principal amount of the 1993 Notes not previously called for redemption were converted into 5,357 shares on November 18, 1997. After November 18, 1997 and prior to the date of this Prospectus, an additional $89,000 principal amount of the 1993 Notes were converted into 6,355 shares of Common Stock. Following the consummation of the Equity Offering, the Company intends to call for redemption the remaining outstanding principal amount of the 1993 Notes. The Company intends to use a portion of the net proceeds of the Equity Offering to fund the redemption of the remaining outstanding principal amount of the 1993 Notes which are not converted into Common Stock on or prior to the date of redemption. See "Use of Proceeds."

     OFFERS TO PURCHASE. In the event of a Change of Control or a Consolidated Net Worth Deficiency (each as defined in the 1993 Indenture), the Company will be required, subject to certain conditions, to offer to purchase all outstanding 1993 Notes at a price equal to 100% of the principal amount thereof together with accrued and unpaid interest.

     COVENANTS. The 1993 Indenture contains covenants that, among other things, limit the Company's ability to merge, consolidate or transfer substantially all its assets.

     GUARANTEES. Payments under the 1993 Notes are guaranteed by the subsidiaries of the Company.

THE 1994 NOTES

     GENERAL. In March 1994, the Company issued $40,000,000 principal amount of 11-3/4% Senior Notes due 2000 (the "Original 1994 Notes"). In August 1994, the Company exchanged the Original 1994 Notes for $40,000,000 principal amount of 11-3/4% Senior Notes due 2000 (the "1994 Notes"), which are substantially identical to the Original 1994 Notes except that the 1994 Notes are registered under the Securities Act. The 1994 Notes mature on December 15, 2000, and bear interest at 11-3/4% per annum, payable semi-annually on June 15 and December 15 of each year.

     The following is a summary of certain material terms of the 1994 Notes and is qualified in its entirety by reference to the indenture governing the 1994 Notes (the "1994 Indenture"). The 1994 Notes are senior unsecured obligations of the Company, ranking PARI PASSU in right of payment to all existing and future Senior Indebtedness (as defined in the 1994 Indenture) of the Company and senior in right of payment to all subordinated indebtedness of the Company.

     REDEMPTION. The 1994 Notes are redeemable at the option of the Company, in whole or in part, at any time on or after June 15, 1998, initially at 105.875% of their principal amount plus accrued interest, declining ratably to 100% of their principal amount plus accrued interest on and after June 15, 2000.

     OFFERS TO PURCHASE. In the event of a Change of Control (as defined in the 1994 Indenture), the Company will be required, subject to certain conditions, to offer to purchase all outstanding 1994 Notes at a price equal to 101% of the principal amount thereof together with accrued and unpaid interest. In addition, in the event of a Consolidated Net Worth Deficiency (as defined in the 1994 Indenture), the Company will be required, subject to certain conditions, to offer to purchase $4.0 million aggregate principal amount of the 1994 Notes at a price equal to 100% of the principal amount thereof together with accrued and unpaid interest.

     COVENANTS. The 1994 Indenture contains covenants that, among other things, limit the Company's and its subsidiaries' ability to incur additional indebtedness; make certain restricted payments; enter into transactions with affiliates; sell their assets and capital stock; grant liens on their assets; and merge, consolidate or transfer substantially all of their assets.

     GUARANTEES. Payments under the 1994 Notes are guaranteed by the all of the Company's existing subsidiaries and all future restricted subsidiaries.

CREDIT FACILITIES

     For a description of the Company's bank credit facilities, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock, par value $.01 per share, and 1,000,000 shares of Preferred Stock, par value $.01 per share. After the consummation of the Equity Offering, 9,672,401 shares of Common Stock will be outstanding (not including 1,059,716 shares of Common Stock issuable upon conversion of the 1993 Notes). No shares of Preferred Stock have been issued.

COMMON STOCK

     The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Subject to preferential rights with respect to any outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and satisfaction of preferential rights with respect to any outstanding shares of Preferred Stock and have no rights to convert their Common Stock into any other securities. The outstanding shares of Common Stock are, and the Common Stock to be outstanding upon completion of the Equity Offering will be, fully paid and nonassessable.

     The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company, New York, New York.

PREFERRED STOCK

     The Board of Directors is authorized to issue the Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions, including the dividend rights, conversion rights, voting rights, rights and terms of redemption, redemption price or prices, liquidation preferences and the number of shares constituting any series or the designations of such series, without any further vote or action by the shareholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action of the shareholders. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others. The Company has no present plans to issue any shares of Preferred Stock.

CERTAIN FLORIDA LEGISLATION

     The State of Florida has enacted legislation that may deter or frustrate takeovers of Florida corporations. The Florida Control Share Act generally provides that shares acquired in excess of certain specified thresholds will not possess any voting rights unless such voting rights are approved by a majority of a corporation's disinterested shareholders. The Florida Affiliated Transactions Act generally requires supermajority approval by disinterested shareholders or majority approval by disinterested directors of certain specified transactions between a public corporation and holders of more than 10% of the outstanding voting shares of the corporation (or their affiliates).

                                 UNDERWRITING

     Upon the terms and subject to the conditions stated in the Underwriting Agreement dated the date hereof, Salomon Brothers Inc (the "Underwriter") has agreed to purchase, and the Company has agreed to sell to such Underwriter, $100,000,000 aggregate principal amount of Senior Notes. The Underwriting Agreement provides that the obligations of the Underwriter to pay for and accept delivery of the Senior Notes are subject to approval of certain legal matters by its counsel and to certain other conditions. The Underwriter is obligated to take and pay for all of the Senior Notes offered hereby if any such Senior Notes are taken.

     The Underwriter has advised the Company that it proposes initially to offer part of the Senior Notes directly to the public at the public offering price set forth on the cover page of this Prospectus and part to certain dealers at a price which represents a concession not in excess of .500% of the principal amount of the Senior Notes. The Underwriter may allow, and such dealers may reallow, a concession not in excess of .250% of the principal amount of the Senior Notes to certain other dealers. After the public offering, the public offering price and such concessions may be changed from time to time by the Underwriter. The Underwriter has informed the Company that the Underwriter does not intend to confirm sales to accounts over which it exercises discretionary authority.

     The Company, the Guarantors and the Underwriter have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

     The Senior Notes are a new issue of securities which have no established trading market. It is expected that the Senior Notes will be sold to a limited number of investors. The Company has been advised by the Underwriter that it intends to make a market in the Senior Notes after the consummation of the Notes Offering; however, the Underwriter is not obligated to do so, and any such market-making, if commenced, may be terminated at any time without notice. No assurance can be given as to the liquidity of the trading market, if any, for the Senior Notes.

     The Underwriter may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids for and purchases of the Senior Notes so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Senior Notes in the open market in order to cover syndicate short positions. Penalty bids permit the Underwriter to reclaim a selling concession from a syndicate member when the Senior Notes originally sold by such syndicate member is purchased in a stabilizing transaction or syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Senior Notes to be higher than it would otherwise be in the absence of such transactions. The Underwriter is not required to engage in these activities, and may end any of these activities at any time.

                                 LEGAL MATTERS

     Certain legal matters relating to the issuance and sale of the Senior Notes offered hereby will be passed upon for the Company by Greenberg Traurig Hoffman Lipoff Rosen & Quentel, P.A., Miami, Florida. Certain legal matters relating to the Notes Offering will be passed upon for the Underwriter by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York.

                                    EXPERTS

     The Consolidated Financial Statements of the Company and the related schedule included and incorporated by reference in this Prospectus and in the Registration Statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their reports appearing elsewhere and incorporated by reference herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

     The Company has filed a registration statement on Form S-2 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement and the exhibits filed as part thereof. Statements contained herein are qualified in their entirety by reference to the Registration Statement and such exhibits.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Citicorp Center, 500 West Madison, 14th Floor, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports and other information regarding registrants that file electronically with the Commission. The Common Stock is listed on the Nasdaq National Market, and such reports, proxy statements and other information can also be inspected at the offices of The Nasdaq National Market, Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company's Annual Report on Form 10-K, as amended, for the fiscal year ended October 31, 1997, is hereby incorporated herein by reference.

     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the request of any such person, a copy of all of the documents which are incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Engle Homes, Inc., 123 N.W. 13th Street, Suite 300, Boca Raton, Florida 33432, Attention:
David Shapiro, Vice President--Finance, telephone number (561) 391-4012.

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                PAGE
                                                                -----
Report of Independent Certified Public Accountants  .........    F-2
Consolidated Balance Sheets
  as of October 31, 1997 and 1996 ...........................    F-3
Consolidated Statements of Income
  For the Years Ended October 31, 1997, 1996 and 1995  ......    F-4
Consolidated Statements of Shareholders' Equity
  For the Years Ended October 31, 1997, 1996 and 1995  ......    F-5
Consolidated Statements of Cash Flows
  For the Years Ended October 31, 1997, 1996 and 1995  ......    F-6
Notes to Consolidated Financial Statements ..................    F-7

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Shareholders' and Board of Directors
Engle Homes, Inc.
Boca Raton, Florida

     We have audited the accompanying consolidated balance sheets of Engle Homes, Inc., and subsidiaries as of October 31, 1997 and 1996 and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended October 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Engle Homes, Inc. and subsidiaries at October 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended October 31, 1997 in conformity with generally accepted accounting principles.

                                        BDO SEIDMAN, LLP

Miami, Florida
November 10, 1997

                      ENGLE HOMES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                OCTOBER 31,
                                                                           ----------------------
                                                                             1997         1996
                                                                           ----------   ---------
                                            ASSETS
CASH
 Unrestricted  .........................................................   $ 15,565      $ 18,262
 Restricted ............................................................        981         3,438
INVENTORIES ............................................................    230,108       220,564
PROPERTY AND EQUIPMENT, net   ..........................................      2,623         3,599
OTHER ASSETS   .........................................................     15,803        19,406
GOODWILL, net of accumulated amortization
  of $1,149 and $813, respectively  ....................................      5,627         5,964
DEFERRED TAX ASSET   ...................................................      3,176           550
MORTGAGE LOANS HELD FOR SALE  ..........................................     14,529        13,006
                                                                           --------      --------
     TOTAL ASSETS ......................................................   $288,412      $284,789
                                                                           ========      ========
                                          LIABILITIES
ACCOUNTS PAYABLE AND ACCRUED LIABILITIES  ..............................   $ 21,167      $ 26,170
CUSTOMER DEPOSITS ......................................................      7,472        12,004
BORROWINGS  ............................................................     82,064        82,117
SENIOR NOTES PAYABLE, including $5,390 to related parties   ............     40,000        40,000
CONVERTIBLE SUBORDINATED NOTES   .......................................     30,000        30,000
FINANCIAL SERVICE BORROWINGS  ..........................................     14,529        13,006
                                                                           --------      --------
     TOTAL LIABILITIES  ................................................    195,232       203,297
                                                                           --------      --------
                                   SHAREHOLDERS' EQUITY
PREFERRED STOCK, $.01 par, shares authorized 1,000,000; none issued  ...
COMMON STOCK, $.01 par shares authorized 25,000,000;
  issued and outstanding 6,931,693 and 6,929,200 respectively  .........         69            69
ADDITIONAL PAID-IN CAPITAL .............................................     47,852        48,523
RETAINED EARNINGS ......................................................     45,259        32,900
                                                                           --------      --------
     TOTAL SHAREHOLDERS' EQUITY  .......................................     93,180        81,492
                                                                           --------      --------
                                                                           $288,412      $284,789
                                                                           ========      ========

                 See accompanying notes to consolidated financial statements.

                      ENGLE HOMES, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            FOR THE YEAR ENDED OCTOBER 31,
                                                          -----------------------------------
                                                            1997         1996         1995
                                                          ----------   ----------   ---------
REVENUES
 Sales of homes .......................................   $404,407     $303,972      $216,059
 Sales of land  .......................................      7,685       17,571        20,964
 Rent and other .......................................      1,513        1,485         1,573
 Financial services   .................................     11,690        9,060         5,932
                                                          --------     --------      --------
                                                           425,295      332,088       244,528
                                                          --------     --------      --------
COSTS AND EXPENSES
 Cost of sales-homes  .................................    345,295      260,651       184,888
 Cost of sales-land   .................................      7,095       15,589        17,332
 Selling, marketing, general and administrative  ......     39,620       31,906        24,466
 Depreciation and amortization ........................      2,374        2,977         3,532
 Financial services   .................................      9,012        7,264         4,774
                                                          --------     --------      --------
                                                           403,396      318,387       234,992
                                                          --------     --------      --------
INCOME BEFORE INCOME TAXES  ...........................     21,899       13,701         9,536
 Provision for income taxes ...........................      8,431        5,206         3,624
                                                          --------     --------      --------
NET INCOME   ..........................................   $ 13,468     $  8,495      $  5,912
                                                          ========     ========      ========
 Net income per share
  Primary .............................................   $   1.94     $   1.20      $   0.85
                                                          ========     ========      ========
  Fully diluted .......................................   $   1.58     $   1.03      $   0.74
                                                          ========     ========      ========
Shares used in earnings per share calculations
  Primary .............................................      6,951        7,108         6,989
  Fully diluted .......................................      9,246        9,251         9,132

                 See accompanying notes to consolidated financial statements.

                      ENGLE HOMES, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                              COMMON STOCK
                                         ----------------------     ADDITIONAL        RETAINED
                                          SHARES        AMOUNT    PAID-IN CAPITAL     EARNINGS        TOTAL
                                         -----------   --------   -----------------   ------------   ------------
Amounts at October 31, 1994  .........   6,679,200       $ 67         $45,525         $20,711        $66,303
 Net income   ........................                                                  5,912          5,912
 Dividends to shareholders   .........                                                 (1,109)        (1,109)
Common Stock issued in connection
  with acquisition of land   .........     250,000          2           2,998                          3,000
                                         ---------       ----         -------         -------        --------
Amounts at October 31, 1995  .........   6,929,200       $ 69         $48,523         $25,514        $74,106
 Net income   ........................                                                  8,495          8,495
 Dividends to shareholders   .........                                                 (1,109)        (1,109)
                                         ---------       ----         -------        --------       --------
Amounts at October 31, 1996  .........   6,929,200       $ 69         $48,523         $32,900        $81,492
 Net income   ........................                                                 13,468         13,468
 Dividends to shareholders   .........                                                 (1,109)        (1,109)
Distribution in connection with
  land purchase  .....................                                   (694)                          (694)
Common Stock issued in connection with
  employee stock bonus plan  .........       2,493                         23                             23
                                         ---------       ----         -------         -------        --------
Amounts at October 31, 1997  .........   6,931,693       $ 69         $47,852         $45,259        $93,180
                                         =========       ====         =======         ========       ========

                 See accompanying notes to consolidated financial statements.

                      ENGLE HOMES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (DOLLARS IN THOUSANDS)

                                                                              FOR THE YEAR ENDED OCTOBER 31,
                                                                         -----------------------------------------
                                                                           1997           1996          1995
                                                                         ------------   -----------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income  .........................................................    $  13,468     $  8,495       $   5,912
 Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization   ....................................        2,374        2,977           3,532
  Impairment loss  ...................................................        2,156        1,948
  Deferred tax (benefit) provision   .................................       (2,626)      (1,508)            154
  Employee stock compensation  .......................................           24
 Change in assets and liabilities:
  Decrease in restricted cash  .......................................        2,457          819             221
  Increase in inventories   ..........................................      (11,700)     (23,848)        (56,957)
  Decrease (increase) in other assets   ..............................        3,231       (5,396)           (822)
  Increase in mortgages held for sale   ..............................       (1,523)      (6,533)         (3,910)
  (Decrease) increase in accounts payable and accrued expenses  ......       (5,003)      12,462           2,181
  (Decrease) increase in deposits ....................................       (4,532)       2,785             929
  Increase in financial service borrowings ...........................        1,523        6,533           3,910
                                                                          ---------     --------       ---------
     Net cash required by operating activities   .....................         (151)      (1,266)        (44,850)
                                                                          ---------     --------       ---------
CASH FLOWS FROM INVESTING ACTIVITIES
 Acquisition of property and equipment  ..............................       (1,282)        (707)         (1,567)
 Proceeds from sale of property   ....................................          592        7,538
                                                                          ---------     --------       ---------
     Net cash (required) provided by investing activities ............         (690)       6,831          (1,567)
                                                                          ---------     --------       ---------
CASH FLOWS FROM FINANCING ACTIVITIES
 Increase in borrowings  .............................................       47,510       94,872         105,955
 Repayment of borrowings .............................................      (47,563)     (90,209)        (57,929)
 Distribution to shareholders  .......................................       (1,803)      (1,109)         (1,109)
                                                                          ---------     --------       ---------
     Net cash (required) provided by financing activities ............       (1,856)       3,554          46,917
                                                                          ---------     --------       ---------
NET (DECREASE) INCREASE IN CASH   ....................................       (2,697)       9,119             500
CASH AT BEGINNING OF PERIOD ..........................................       18,262        9,143           8,643
                                                                          ---------     --------       ---------
CASH AT END OF PERIOD ................................................    $  15,565     $ 18,262       $   9,143
                                                                          =========     ========       =========
Supplemental disclosure of cash flow information
 Interest paid  ......................................................    $  15,623     $ 15,293       $  14,915
                                                                          =========     ========       =========
 Income taxes paid ...................................................    $  10,324     $  4,902       $   3,407
                                                                          =========     ========       =========

          See accompanying notes to consolidated financial statements.

                      ENGLE HOMES, INC. AND SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION AND BUSINESS:

     Engle Homes, Inc. and subsidiaries ("the Company") is engaged principally in the construction and sale of residential homes and land development. The Company's primary market is Florida with divisions in Dallas, Texas; Denver, Colorado; Virginia and Maryland; Raleigh, North Carolina; Phoenix, Arizona and Atlanta, Georgia. Ancillary products and services to its residential home building include land sales to other builders, origination and sale of mortgage loans and title services. The consolidated financial statements include the accounts of the Company and all subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

PREPARATION OF FINANCIAL STATEMENTS:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

ASSET IMPAIRMENTS:

     During fiscal 1996, the Company adopted Financial Accounting Standard Statement No. 121 entitled "Accounting for the Impairment of Long-Lived Assets to be Disposed of" which was not significantly different from the Company's previous asset impairment accounting policy. The Company periodically reviews the carrying value of certain of its assets in relation to historical results, current business conditions and trends to identify potential situations in which carrying value of assets may not be recoverable. If such reviews indicate that the carrying value of such assets may not be recoverable, the Company would estimate the undiscounted sum of the expected cash flows of such assets to determine if such sum is less than the carrying value of such assets to ascertain if a permanent impairment exists. If a permanent impairment exists, the Company would determine the fair value by using quoted market prices, if available for such assets, or if quoted market prices are not available, the Company would discount the expected future cash flows of such assets.

CASH:

     Unrestricted cash includes amounts in transit from title companies for home closings and highly liquid investments with an initial maturity of three months or less.

     Restricted cash consists of amounts held in escrow as required by purchase contracts or by law for rental security deposits and compensating balances for various letters of credit.

INVENTORIES:

     Inventories are stated at the lower of cost or fair value. Inventories under development or held for development are stated at an accumulated cost unless such cost would not be recovered from the cash flows generated by future disposition. In this instance, such inventories are measured at fair value.

     Interest, real estate taxes and similar development costs are capitalized to land and construction costs during the development and construction period and are amortized to costs of sales as closings occur.

                      ENGLE HOMES, INC. AND SUBSIDIARIES

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

PROPERTY AND EQUIPMENT, DEPRECIATION AND AMORTIZATION:

     Property and equipment are stated at cost. Depreciation and amortization are provided over the assets' estimated useful lives ranging from 18 months to 30 years, primarily on the straight-line method. Loan costs are deferred and amortized over the term of the outstanding borrowings.

GOODWILL:

     The Company has classified as goodwill, the excess of cost over the fair value of the net assets of companies acquired in purchase transactions. Goodwill is being amortized on a straight line method over 20 years. Amortization charged to operations annually amounted to $336,550 in fiscal 1997, 1996, and 1995 respectively.

REVENUE RECOGNITION:

     Revenues and profits from sales of commercial and residential real estate and related activities are recognized when closings have occurred and the purchaser has made a minimum down payment and other criteria for sale and profit recognition are satisfied in accordance with generally accepted accounting principles governing profit recognition for real estate transactions.

SELLING AND MARKETING:

     Certain selling and marketing costs associated with residential projects are deferred and amortized as closings related to those sales occur and revenue is recognized. The deferred selling and marketing amount was $1,300,000 at October 31, 1997. The Company amortized selling and marketing costs of $27,800,000, $22,100,000 and $15,600,000 in 1997, 1996 and 1995, respectively.

INCOME TAXES:

     The Company accounts for income taxes under the asset and liability method in accordance with Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes."

EARNINGS PER SHARE:

     Net income per share is based on the weighted average number of shares of Common Stock outstanding during each year, after giving effect to the stock splits, convertible debt and stock options described in Notes 5 and 6. Such computations are further adjusted for fully diluted purposes by assuming conversion of the $30,000,000 7% Convertible Subordinated Notes and elimination of related interest amortized net of taxes during the period, resulting in an increase in net income of $1,114,000, $1,071,000 and $854,905 for the years ended October 31, 1997, 1996 and 1995 respectively.

FINANCIAL INSTRUMENTS:

     The fair value of financial instruments is determined by reference to various market data and other valuation techniques as appropriate, unless otherwise disclosed, the fair values of financial instruments approximate their recorded values.

                      ENGLE HOMES, INC. AND SUBSIDIARIES

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

STOCK BASED COMPENSATION:

     On October 23, 1995, the Financial Accounting Standards Board issued a SFAS No. 123, "Accounting for Stock-Based Compensation," which is effective for financial statements for fiscal years beginning after December 15, 1995. Statement No. 123 provides a fair value method of accounting for stock-based compensation arrangements rather than the intrinsic value based method contained in APB Opinion No. 25. The Statement does not require an entity to adopt the new fair value based method for the purpose of preparing its basic financial statements. Entities that retain the APB Opinion No. 25 method of accounting will be required to display in the footnotes pro forma net income and earnings per share information as if the fair value based method had been adopted. The Company currently does not intend to adopt the Fair-Value Method provided in Statement No. 123.

NEW ACCOUNTING PRONOUNCEMENTS:

     Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share," issued in February 1997, replaces the current methodology for calculating and presenting earnings per share. Under SFAS No. 128, primary earnings per share will be replaced with a presentation of basic earnings per share and fully diluted earnings per share will be replaced with diluted earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to common shares outstanding for the period by the weighted average number of shares of common stock outstanding. Diluted earnings per share is computed similarly to fully diluted earnings per share in accordance with APB Opinion No. 15. The Statement will be effective for financial statements issued by the Company after December 15, 1997. The impact of SFAS No. 128 is not expected to be material.

     SFAS No. 130, "Reporting Comprehensive Income," establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

     SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which supersedes SFAS No. 14, Financial Reporting for Segments of a Business Enterprise, establishes standards for the way that public enterprises report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. SFAS No. 131 defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate the resources and in assessing performance.

     Both SFAS No. 130 and No. 131, issued in June 1997, are effective for financial statements for periods beginning after December 15, 1997 and require comparative information for earlier years to be restated. Due to the recent issuance of these standards, management has been unable to fully evaluate the impact, if any, they may have on future financial statement disclosures.

                      ENGLE HOMES, INC. AND SUBSIDIARIES

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

FINANCIAL STATEMENT RECLASSIFICATIONS:

     Certain amounts reflected in the consolidated financial statements for the years ended October 31, 1996 and 1995 have been reclassified to conform to the presentation for the year ended October 31, 1997.

NOTE 2--INVENTORIES

     Inventories consist of (dollars in thousands):

                                                              OCTOBER 31,
                                                         ----------------------
                                                           1997         1996
                                                         ----------   ---------
   Land and improvements for residential homes under
    development   ....................................   $180,899      $161,590
   Residential homes under construction   ............     46,049        55,715
   Land zoned for commercial development  ............      1,780         1,780
   Investment in unconsolidated joint ventures  ......      1,380         1,479
                                                         --------      --------
   ...................................................   $230,108      $220,564
                                                         ========      ========

     The investment in the unconsolidated joint venture consists of land purchased in connection with a joint venture with US Home. Each company maintains a fifty percent (50%) interest in the venture. The land is being developed by the joint venture and then transferred to each joint venture partner at the venture's cost. The Company and US Home separately market and build the homes.

     Included in inventory is the following (dollars in thousands):

                                                            FOR THE YEAR ENDED OCTOBER 31,
                                                       -----------------------------------------
                                                         1997           1996          1995
                                                       ------------   ------------   -----------
   Interest capitalized, beginning of period  ......    $  16,821      $  13,092      $  6,246
   Interest incurred and capitalized ...............       15,623         15,272        13,750
   Interest amortized to cost of sales  ............      (16,066)       (11,543)       (6,904)
                                                        ---------      ---------      --------
   Interest capitalized, end of period  ............    $  16,378      $  16,821      $ 13,092
                                                        =========      =========      ========

     Included in the cost of sales-homes during the years ended October 31, 1997 and 1996, are impairment losses of $2.2 million and $1.9 million, respectively, to reduce certain projects under development to fair value.

NOTE 3--PROPERTY AND EQUIPMENT (dollars in thousands)

                                                   OCTOBER 31,
                                            -------------------------
                                             1997          1996
                                            -----------   -----------
   Commercial properties  ...............    $  1,041      $  1,825
   Other property and equipment .........       3,835         4,756
                                             --------      --------
                                                4,876         6,581
   Less: accumulated depreciation  ......      (2,253)       (2,982)
                                             --------      --------
                                             $  2,623      $  3,599
                                             ========      ========

     During fiscal 1996, the Company sold three commercial properties, a 38,000 square foot shopping plaza and a 60,000 square foot mixed use office building, both located in Boca Raton, Florida, and a 95 unit rental apartment complex in Orlando, Florida.

                      ENGLE HOMES, INC. AND SUBSIDIARIES

NOTE 4--FINANCIAL SERVICES

     The Company operates two financial services subsidiaries: a full service mortgage company and a title company.

     The mortgage company's activities include the origination, sale and servicing of residential mortgages. The mortgage company has established an $18.0 million line of credit at prime minus .25% (8.25% at October 31, 1997), expiring April 1998, to finance mortgage originations. As of October 31, 1997, the balance outstanding under the line of credit was approximately $14.5 million. Management does not anticipate that such expanded operations will significantly impact the Company's liquidity because the originated mortgages are sold within a short period of time after their origination to qualified investors. The following is a summary of the mortgage company's results of operations and financial position:

PREFERRED HOME MORTGAGE COMPANY
INCOME STATEMENT INFORMATION
(dollars in thousands)

                                            FOR THE YEAR ENDED OCTOBER
                                                        31,
                                           -----------------------------
                                            1997       1996       1995
                                           --------   --------   -------
   REVENUES
    Loan origination fees   ............    $3,556     $3,041    $1,551
    Interest ...........................       577        494       134
                                            ------     ------    ------
   TOTAL REVENUES  .....................     4,133      3,535     1,685
                                            ------     ------    ------
   COSTS AND EXPENSES ..................
    General and administrative .........     1,724      1,716       982
    Interest ...........................       570        514       174
    Application processing costs  ......       566        512       208
                                            ------     ------    ------
   TOTAL EXPENSES  .....................     2,860      2,742     1,364
                                            ------     ------    ------
   INCOME BEFORE TAXES   ...............    $1,273     $  793    $  321
                                            ======     ======    ======

                      ENGLE HOMES, INC. AND SUBSIDIARIES

NOTE 4--FINANCIAL SERVICES--(CONTINUED)

PREFERRED HOME MORTGAGE COMPANY
BALANCE SHEET INFORMATION
(dollars in thousands)

                                                            OCTOBER 31,
                                                        --------------------
                                                         1997        1996
                                                        ---------   --------
   ASSETS
   CASH .............................................   $   102      $   106
   MORTGAGE LOANS HELD FOR SALE .....................    14,529       13,006
   MORTGAGE LOANS RECEIVABLE ........................       171          360
   OTHER   ..........................................       559          655
   ADVANCES TO PARENT (a) ...........................     1,877          331
                                                        -------      -------
     TOTAL ASSETS   .................................   $17,238      $14,458
                                                        =======      =======
   LIABILITIES AND EQUITY
   ACCOUNTS PAYABLE .................................   $    66      $    82
   NOTES PAYABLE ....................................    14,529       13,006
                                                        -------      -------
     TOTAL LIABILITIES ..............................    14,595       13,088
   SHAREHOLDERS' EQUITY   ...........................     2,643        1,370
                                                        -------      -------
   TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY  ......   $17,238      $14,458
                                                        =======      =======

----------------
(a) Certain intercompany transactions and balances are eliminated in consolidation and have no effect on consolidated earnings or equity.

NOTE 5--BORROWINGS (dollars in thousands)

     Borrowings consist of:

                                                                              OCTOBER 31,
                                                                         ----------------------
                                                                           1997         1996
                                                                         ----------   ---------
   Acquisition and development loans from banks, payable through
    1999, with interest at floating rates (8.75% at October 31, 1997),
    collateralized by inventories ....................................   $ 13,357      $ 24,907
   Purchase money mortgages, collateralized by inventories   .........                    1,624
   Revolving construction loans from banks, payable through 2000 with interest at floating rates (8.15% to 9.00% at October 31,
    1997), collateralized by inventories   ...........................     68,622        55,541
   Other  ............................................................         85            45
                                                                         --------      --------
   Borrowings   ......................................................   $ 82,064        82,117
   Senior Notes due December 15, 2000 with interest at a fixed rate
    of 11 3/4% payable semi-annually .................................   $ 40,000      $ 40,000
   Convertible Subordinated Notes due March 1, 2003 with interest
    at a fixed rate of 7% payable semi-annually  .....................   $ 30,000      $ 30,000
                                                                         --------      --------
                                                                         $152,064      $152,117
                                                                         ========      ========

     On February 22, 1993, the Company sold $30,000,000 of 7% Convertible Subordinated Notes Due 2003 (the "Notes"). The Notes are convertible into Common Stock at a conversion price of $14.00 per share and are redeemable in whole or in part, at the option of the Company on or after April 1, 1996.

                      ENGLE HOMES, INC. AND SUBSIDIARIES

NOTE 5--BORROWINGS--(CONTINUED)

     In October 1997, the Company announced the early redemption of $15 million of the Notes. The redemption is anticipated to be completed in November 1997 at a redemption price of $1,042.50 per $1,000 (face value) of Notes.

     The Company's loan agreements include covenants, including restrictions on the Company's ability to pay dividends (no more than 50% of net income after taxes for each fiscal year). Certain of such loans also require that the principal shareholders continue to beneficially own a majority of the Company's outstanding Common Stock and provide that the lender may, at its option, accelerate such loans as a result of, among other things, mergers with other entities. In addition, the Convertible Subordinated Notes and the Senior Notes are guaranteed by all of the Company's subsidiaries on a full, unconditional, joint and several basis. The financial statements of the subsidiary guarantors are omitted as management has determined that they would not be material to investors.

Maturities of borrowings are as follows:

YEAR ENDED OCTOBER 31,
----------------------
1998   ...........................       4,424
1999   ...........................      42,004
2000   ...........................      74,173
2001   ...........................          --
Thereafter   .....................      31,463
                                      --------
                                      $152,064
                                      ========

     The Company has approximately $18,921,000 available for future borrowings under various acquisition and development related borrowing arrangements at October 31, 1997.

     As of October 31, 1997, the outstanding principal amount of 7% Convertible Subordinated Notes and 11-3/4% Senior Notes were $30,000,000 and $40,000,000, respectively. The aggregate fair market value of the notes, based upon their quoted market price as of October 31, 1997, was approximately $75,610,000. All other borrowings, due to their relative short-term maturity, approximate fair market value as of October 31, 1997.

NOTE 6--STOCK-BASED COMPENSATION

     At October 31, 1997, the Company has a fixed stock option plan which is described below. The Company applies APB Opinion 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for the plan. Under APB Opinion 25, if the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation is recognized.

     Under the plan, options were authorized to be granted to purchase 850,000 common shares at not less than the fair market value at the date of grant. Options expire ten years from the date of grant.

     FASB Statement 123, Accounting for Stock-Based Compensation, requires the Company to provide proforma information regarding net income and net income per share as if compensation cost for the Company's stock option plan had been determined in accordance with the fair-value based method prescribed in FASB Statement 123. There were no options granted during the year ended October 31, 1997 and options to purchase 5,000 shares were granted during the year ended October 31, 1996. The Company's pro forma net income and income per share under the accounting provisions of FASB Statement 123 did not materially differ from the reported amounts.

                      ENGLE HOMES, INC. AND SUBSIDIARIES

NOTE 6--STOCK-BASED COMPENSATION--(CONTINUED)

     A summary of the status of the Company's fixed stock option plan as of October 31, 1997 and 1996, and changes during the years then ended on those dates are presented below:

                                                  AS OF OCTOBER 31, 1997            AS OF OCTOBER 31, 1996
                                              ------------------------------   --------------------------------
                                                          WEIGHTED AVERAGE                    WEIGHTED AVERAGE
                                               SHARES      EXERCISE PRICE       SHARES         EXERCISE PRICE
                                              ---------   ------------------   ------------   -----------------
   Outstanding at beginning of year  ......   606,500           $10.76           624,000           $ 10.80
   Granted   ..............................        --               --             5,000           $  9.00
   Exercised ..............................        --               --                --                --
   Forfeited ..............................        --               --           (22,500)          $ 11.50
   Outstanding at end of year  ............   606,500           $10.76           606,500           $ 10.76
                                              -------           ------           -------           -------
   Options exercisable at year-end   ......   502,000           $11.10           387,200           $ 11.20
   Weighted average fair value of options
    granted during the year ...............        --               --             5,000           $  9.00

     The following table summarizes information about fixed stock options outstanding at October 31, 1997:

                           OPTIONS OUTSTANDING                                     OPTIONS EXERCISABLE
--------------------------------------------------------------------------   -------------------------------
                       NUMBER         WEIGHTED AVERAGE       WEIGHTED          NUMBER           WEIGHTED
     RANGE OF        OUTSTANDING         REMAINING           AVERAGE         EXERCISABLE        AVERAGE
 EXERCISE PRICES     AT 10/31/97      CONTRACTUAL LIFE    EXERCISE PRICE     AT 10/31/97     EXERCISE PRICE
------------------   -------------   ------------------   ----------------   -------------   ---------------
  $9.00 - $11.50       606,500            5 years              $10.76          502,000           $11.10

     During fiscal 1997 the Company established the 1997 Performance Bonus Plan (the "Bonus Plan"). The Bonus Plan provides for the issuance of up to 25,000 shares at "Fair Market Value" to certain management employees. The Company issued 2,493 shares valued at approximately $24,000 during fiscal 1997.

NOTE 7--INCOME TAXES

     The income tax provision in the consolidated statements of income consists of the following components (dollars in thousands) :

                        FOR THE YEAR ENDED OCTOBER 31,
                      -----------------------------------
                       1997          1996          1995
                      -----------   -----------   -------
   Current:
    Federal  ......    $  9,467      $  5,734     $2,952
    State .........       1,589           981        518
                       --------      --------     ------
                       $ 11,056      $  6,715     $3,470
                       --------      --------     ------
   Deferred:
    Federal  ......      (2,250)       (1,288)       132
    State .........        (375)         (221)        22
                       --------      --------     ------
                         (2,625)       (1,509)       154
                       --------      --------     ------
     Total   ......    $  8,431      $  5,206     $3,624
                       ========      ========     ======

     The provision for income taxes was different from the amount computed by applying the statutory rate due to the effect of state income taxes.

                      ENGLE HOMES, INC. AND SUBSIDIARIES

NOTE 7--INCOME TAXES--(CONTINUED)

     Temporary differences which gave rise to deferred income tax assets and liabilities at October 31, 1997 and 1996 were as follows (dollars in thousands):

                                                                           OCTOBER 31,
                                                                    --------------------------
                                                                      1997          1996
                                                                    ------------   -----------
   Deferred tax liabilities:
    Differences in reporting selling and marketing costs for tax
     purposes....................................................    $    818       $ 1,185
    Other  ......................................................          97            68
                                                                     --------       -------
    Gross deferred tax liabilities ..............................    $    915       $ 1,253
   Deferred tax assets:
    Inventory ...................................................       2,822           913
    Property and equipment   ....................................         384           534
    Income recognized for tax purposes and deferred for financial
      reporting purposes  .......................................         885           356
                                                                     --------       -------
   Gross deferred tax assets ....................................       4,091         1,803
                                                                     --------       -------
   Net deferred tax asset .......................................    $ (3,176)      $  (550)
                                                                     ========       =======

NOTE 8--COMMITMENTS AND CONTINGENCIES

     The Company is subject to the normal obligations associated with entering into contracts for the purchase, development and sale of real estate in the routine conduct of its business. The Company is committed under various letters of credit to perform certain development activities, deposits on land and lot purchase contract deposits. Outstanding letters of credit and performance bonds under these arrangements totaled approximately $29.2 million at October 31, 1997.

     During fiscal 1996, the Company entered into an agreement for the sale and leaseback of the Company's office/retail complex located at the Company's headquarters in Boca Raton, Florida. The sales price was $8,000,000, which approximated the carrying amount. The lease is classified as an operating lease in accordance with Statement of Financial Accounting Standards No. 13, "Accounting for Leases."

     The Company and its subsidiaries occupy certain facilities under lease arrangements. Rent expense, net of sublease income, amounted to $293,541, $302,582, and $202,888 in fiscal 1997, 1996, and 1995, respectively. Future minimum rental commitments for operating leases with non-cancelable terms in excess of one year are $800,000 per year through 2006. Sublease income is derived primarily from tenants occupying space under month-to-month and annual leases.

     The Internal Revenue Service is in the process of reviewing the Company's tax returns for the years 1994 through 1996. While the Company cannot be certain of the results of these audits, it believes that adjustments, if any, will not be material.

     The Company is involved, from time to time, in litigation arising in the ordinary course of business, none of which is expected to have a material adverse effect on the Company's consolidated financial position or results of operations.

     The Company, as well as the homebuilding industry in general, may be adversely affected during periods of high inflation, primarily because of higher land and construction costs. In addition, higher

                      ENGLE HOMES, INC. AND SUBSIDIARIES

NOTE 8--COMMITMENTS AND CONTINGENCIES--(CONTINUED)

mortgage interest rates may significantly affect the affordability of permanent mortgage financing to prospective purchasers. Inflation also increases the Company's interest costs and costs of labor and materials. The Company attempts to pass through to its customers any increases in its costs through increased selling prices and, to date, inflation has not had a material adverse effect on the Company's results of operations. However, there is no assurance that inflation will not have a material adverse impact on the Company's future results of operations.

     The Company's operations are interest rate sensitive. Overall housing demand is adversely affected by increases in interest costs. If mortgage interest rates increase significantly, this may negatively impact the ability of a home buyer to secure adequate financing and may adversely affect the carrying value of inventory. Such results of higher interest rates may result in adversely affecting the Company's revenues, gross margins and net income.

NOTE 9--DEFERRED COMPENSATION PLAN

     The Company has a defined contribution plan established pursuant to
Section 401(k) of the Internal Revenue Code. Employees contribute to the plan a percentage of their salaries, subject to certain dollar limitations, and the Company matches a portion of the employees' contributions. The Company's contribution to the plan for the years ended October 31, 1997, 1996, and 1995 amounted to $93,000, $61,000 and $66,000, respectively.

NOTE 10--SUMMARIZED FINANCIAL INFORMATION

     The securities that may be issued under a debt offering contemplated by the Company will be guaranteed by all of the Company's subsidiaries on a full, unconditional, joint and several basis. The financial statements of the subsidiary guarantors are omitted as management has determined that separate financial statements and other disclosures concerning the subsidiaries are not material to investors.

     Summarized financial information of guarantor subsidiaries are as follows (dollars in thousands):

                                                         FOR THE YEAR ENDED OCTOBER 31,
                                                       -----------------------------------
                                                         1997         1996         1995
                                                       ----------   ----------   ---------
   Inventory .......................................   $194,847     $204,200      $178,407
   Total assets ....................................    247,966      239,402       215,204
   Borrowings   ....................................     51,346       50,098        50,563
   Total liabilities  ..............................    146,817      155,045       154,241
   Revenues from the sales of homes and land  ......    339,198      282,773       198,598
   Total revenues  .................................    378,996      293,103       205,209
   Cost of sales homes and land   ..................    293,884      241,518       167,955
   Net income   ....................................     10,230       11,341         8,861

                      ENGLE HOMES, INC. AND SUBSIDIARIES

NOTE 11--QUARTERLY RESULTS FOR 1997 AND 1996 (UNAUDITED)

     Quarterly results for the years ended October 31, 1997 and 1996 follow:
                 (dollars in thousands, except per share data):

1997                                                              1ST QUARTER     2ND QUARTER     3RD QUARTER     4TH QUARTER
----                                                             -------------   -------------   -------------    ------------
   Revenues ...................................................     $100,108        $105,120        $107,125        $112,942
   Income before income taxes .................................        4,618           4,999           5,856           6,426
   Net Income . . . . . . . . . . . . . . . . . . . . . . . . .        2,840           3,074           3,602           3,952
   Net income per share
    Primary ...................................................         0.41            0.44            0.52            0.56
    Fully diluted .............................................         0.34            0.36            0.43            0.46
   Shares used in earnings per share
    calculation:
    Primary ...................................................        6,989           6,962           6,963           7,047
    Fully diluted .............................................        9,132           9,105           9,106           9,246

1996
----
   Revenues ...................................................     $ 60,050        $ 76,034        $ 90,393        $105,611
   Income before income taxes .................................        1,306           3,304           3,990           5,101
   Net Income . . . . . . . . . . . . . . . . . . . . . . . . .          810           2,048           2,474           3,163
   Net income per share
    Primary ...................................................         0.12            0.29            0.35            0.44
    Fully diluted .............................................         0.11            0.25            0.30            0.38
   Shares used in earnings per share
    calculation:
    Primary ...................................................        6,989           7,037           7,120           7,108
    Fully Diluted .............................................        9,132           9,180           9,263           9,251

     Quarterly and year-to-date computation of per share amounts are made independently. Therefore, the sum of per share amounts for the quarters may not agree with per share amounts for the year.

NOTE 12--NON-CASH INVESTING AND FINANCING ACTIVITIES

     During fiscal 1996 the Company sold certain commercial properties in exchange for cash of $7.5 million and notes receivable of $3.9 million.

     During fiscal 1995 the Company purchased land valued at $3.0 million in exchange for 250,000 restricted shares of Common Stock with a minimum guaranteed price of $12.00 a share. In connection with this transaction, the Company recorded a deferred tax liability of $280,000 representing the differential in the basis of the land for financial reporting and tax reporting purposes. During fiscal 1997, the Company paid the seller approximately $694,000 in connection with the guarantee. The guarantee expired during fiscal 1997.

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 NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THOSE TO WHICH IT RELATES IN ANY STATE TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH OFFER IN SUCH STATE. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                          --------------------------

                               TABLE OF CONTENTS

                                                PAGE
                                              ----------
Prospectus Summary ........................        3
Risk Factors ..............................       10
Use of Proceeds ...........................       14
Capitalization  ...........................       15
Selected Consolidated Financial and
   Operating Data  ........................       16
Management's Discussion and
   Analysis of Financial Condition
   and Results of Operations   ............       18
Business  .................................       24
Management   ..............................       31
Description of the Senior Notes   .........       33
Description of Certain Indebtedness  ......       53
Description of Capital Stock   ............       55
Underwriting ..............................       56
Legal Matters   ...........................       57
Experts   .................................       57
Available Information .....................       57
Incorporation of Certain Documents
   by Reference ...........................       58
Index to Consolidated Financial
   Statements   ...........................      F-1


                                  $100,000,000

                                ENGLE HOMES, INC.

                               9-1/4% SENIOR NOTES
                                    DUE 2008

                               [ENGLE HOMES LOGO]


                               -----------------

                              P R O S P E C T U S

                                JANUARY 28, 1998

                               -----------------

                              SALOMON SMITH BARNEY



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